Exhibit 10.03

Financial Stability Framework Agreement

V LIVE - DSD S.A.

As Borrowers

Graña y Montero S.A.A. and GyM S.A.

As Guarantors

BBVA Banco Continental

CREDIT BANK OF PERÚ SCOTIABANK PERÚ S.A.A.

CITIBANK DEL PERÚ S.A. Citibank, N.A.

and

BANCO INTERNACIONAL DEL PERÚ S.A.A.

As Lenders

BBVA Banco Continental

CREDICORP CAPITAL FINANCIAL SERVICES S.A.

SCOTIABANK PERÚ S.A.A.

CITIBANK PERÚ S.A. and Banco Internacional del Perú S.A.A. as structuring

The TRUSTEESHIP COUNCIL S.A. as Administrative Agent and Agent of Guarantees

Lima, 31 July 2017

Index

DEFINITIONS AND INTERPRETATION

Definitions	11

Interpretation	25

Object and type	26

Purpose

Single Agreement and nature of Framework Agreement	27

Formalization of the transaction documents	28

Preceding Conditions	28

Conditions precedent to closing	28

Conditions precedent to disbursement and the issuance of Bonds	30

Representations and Warranties

Positive and Negative Obligations	43

Non-Compliance Events

The bonds and the commitment of deferral	52

Operation guarantees under replacement of existing notes and issuance of new notes	53

Divestment and Accessions Agent	55

Securities Agent	61

System of Majorities	65

Expenses and taxes	67

Payments	68

Compensation	68

Cost Increases	69

Notifications	70

Form	70

Addresses	73

Change of Addresses

CONFIDENTIALITY	74

Miscellaneous	74
21.1 Changes	74

21.2 Waivers	75
21.3 Partial Invalidity	75
21.4 Language	75
21.5 Previous Agreements	75
21.6 Prevalence of this Framework Agreement on the remaining financial documents	76
21.7
22.
22.1 22.2

Exchange Rate	76

APPLICABLE LAW AND JURISDICTION

Applicable Law

Jurisdiction

ANNEXES

Annex I	Graña Economic Group
Annex II	Guarantees
Annex III	Senior Creditors Financing Contracts
Annex IV	Guarantees of Senior Creditors
Annex V	Affidavit model
Annex VI	Litigations
Annex VII	Auditors
Annex VIII	Form of Assignment
Annex IX	Detail of current GyM debt - Subcontractors GSP
Annex X	Existing trusts with customers
Annex XI	Guidelines for the constitution of future trusts with customers

In Lima,

31 July 2017

Mr Notary,

Please extend in its public registry of deeds by stating the Financial Stability Framework Agreement (the “Framework Agreement”) subscribed by the following Parties:

I. As Party of the first part:

GRAÑA Y MONTERO S.A.A. (“Graña’), with single taxpayer registration N· 20332600592, society registered in Electronic Item No. 11028652 of the Register of Legal Persons of Lima, duly represented by Mrs. Claudia Inés Drago Morante, identified with National Identity Document No. 09336254, and Mrs. Monica Maria Miloslavich Hart, identified with National Identity Document No. 10545024, both empowered according to powers entered in the certificate of registration afore indicated, domiciled at Av. Paseo de la República No. 4675, Surquillo district, province and department of Lima.

GyM S.A. (“GyM”), with a single Taxpayer Registration No. 20100154057, society registered in the Electronic Item No. 11006796 of the Register of Legal Persons of Lima, duly represented by Mrs. Mónica María Miloslavich Hart, identified with National Identity Document No. 10545024, and by Mr. Renato Eduardo Rojas Balta, identified with National Identity Document No. 07876979, both entitled according to powers entered in the certificate of registration indicated before, domiciled at Av. Paseo de la República N° 4675, Surquillo district, province and department of Lima.

Cam Perú S.A. (“CAM”), with single Taxpayer Registration No. 20388101971, society registered in Electronic Item No. 11225751 of the Register of Legal Persons of Lima, duly represented by Mr Renato Eduardo Rojas Balta, identified with National Identity Document No. 07876979, and Mrs. Monica Maria Miloslavich Hart, identified with National Identity Document No. 10545024, both entitled according to powers entered in the certificate of registration indicated before, domiciled at Av. Paseo de la Republica N° 4675, Surquillo district, province and department of Lima.

Concessionaire Vía Expresa Sur S.A. (“Vìa Expresa Sur”), with single Taxpayer Registration No. 20551816754, society registered in Electronic Item No. 12981865 of the Register of Legal Persons of Lima, duly represented by Mrs. Mónica María Miloslavich Hart, identified with National Identity Document No. 10545024, and Mrs. Elena Bustamante Richard Weatherley, identified with National Identity Document No. 10475431, both entitled according to powers entered in the certificate of registration indicated before, with office in Av.

Paseo de la República N° 4675, Surquillo district, province and department of Lima.

And

Vial y Vives—OSO S.A. (“Vial y Vives”), a company incorporated under the laws of Chile, duly represented by Mrs. Mónica María Miloslavich Hart, identified with National Identity Document No. 10545024 , and by Mr. Renato Eduardo Rojas Balta, identified National Identity Document No. 07876979, both entitled according to powers by extraordinary board of directors shareholders meeting meeting dated 17 July 2017, domiciled at Av. Paseo de la República N° 4675, Surquillo district, province and department of Lima.

Graña, GyM, CAM Perú, Vìa Expresa Sur and Vial y Vives and those subsidiaries of the Group that have bonds secured by Graña and/or GyM that have been implemented and the amount of which has been postponed in accordance with the provisions of the Syndicated Financing Contract, provided they have acceded to this Agreement, the syndicated financing contract and the documents in the appropriate financing, will be jointly referred to as the “Borrowers”.

II. On the other hand:

Graña, with Single Taxpayer Registration No. 20332600592, society registered in Electronic Item No. 11028652 of the Register of Legal Persons of Lima, duly represented by Mrs. Claudia Inés Drago Morante, identified with National Identity Document No. 09336254, and Mrs. Monica Maria Miloslavich Hart, identified with National Identity Document No. 10545024, both entitled according to powers entered in the item registration before indicated, domiciled at Av. Paseo de la República No. 4675, Surquillo district, province and department of Lima.

Graña will hereinafter be referred to as “Guardian¨, whilst acting as guarantor of Tier C for the case of the existing bonds secured by Graña and which have been executed and rendered in accordance with the financial documents.

GyM, with Single Taxpayer Registration No. 20100154057, society registered in Electronic Item No. 11006796 of the Register of Legal Persons of lima, duly represented by Mrs. Mónica María Miloslavich Hart, identified with National Identity Document No. 06408884, and by Mr. Renato Eduardo Rojas Balta, identified with National Identity Document N°07876979, both entitled according to powers entered in the certificate of registration before indicated, domiciled at Av. Paseo de la Republica N° 4675, Surquillo district, province and department of Lima.

GyM will hereinafter be referred to as “guarantor” as long as it acts as guarantor of Tier C for the case of the bonds that have been executed and rendered in accordance with the financial documents.

Graña and GyM will be called the “guarantors”. The Guarantors and Borrowers shall be called the “Bound”.

III. On the other hand:

BBVA Banco Continental (“BBVA”, with Single Taxpayer Registration No. 20100130204, society registered in Electronic Item No. 11014915 of the Register of Legal Persons of Lima, duly represented by Mr. Eduardo Enrique Torres Llosa Villacorta identified with National Identity Document No. 09377923, and by Mr Frank Erick Babarczy Rodríguez, identified with National Identity Document No. 09339170, both entitled according to powers entered in the certificate of registration before indicated, domiciled at Av. República de Panamà No. 3055, District of San Isidro, Province and Departament of Lima.

Banco de Crédito del Perú (“BCP”), with single Taxpayer Registration No. 20100047218, society registered in Electronic Record No. 11009127 of the Register of Legal Persons of Lima, duly represented by Mr. Guillermo Wiesse- Leòn, identified with National Identity Document No. 02865741, and Mrs. Bertha Mariel Torres Castle, identified with National Identity Document No. 40868707 both empowered according to powers entered in the certificate of registration before indicated, with address in Calle Centenario No. 156, Las Laderas de Melgarejo development, district of La Molina, Province and department of Lima.

Banco Internacional del Perú S.A.A. (“Interbank”), with single Taxpayer Registration No. 20100053455, society registered in Electronic Record No. 11009129 of the Register of Legal Persons of Lima, duly represented by Mr. José Antonio Gonzales Ramsey, identified with National Identity Document No. 08885472, and Mr. Rodrigo Gonzalo Guzmán Valenzuela, identified with National Identity Document No. 10319175, both entitled according to powers entered in the certificate of registration before indicated, domiciled at Av. Carlos Villarán #140, Santa Catalina, district of La Victoria, province and department of Lima.

Scotiabank Perú S.A.A. (“Scotiabank”), with single Taxpayer Registration No. 20100043140, society registered in Electronic Record No. 11008578 of the Register of Legal Persons of Lima, duly represented by Mr. Gonzalo Gil, identified with National Identity Document No. 09752555, and by Mr. Pedro Ignacio Belaunde Zuzunaga, identified with National Document of Identity no. 42597480, both entitled according to powers entered in the certificate of registration before indicated, domiciled at Av. Dionisio Derteano No.102, District of San Isidro, Province and Departament of Lima.

Citibank del Perú S.A. (“Citibank”), with single Taxpayer Registration No. 20100116635, society registered in Electronic Record No.11648632 of the Register of Legal Persons of Lima, duly represented by Mr. José Luis Noriega Lean, identified with National Identity Document No. 09872315, and by Mr. Luis Alberto Bas Gil, identified with Alien Registration No. 000665528, both entitled according to powers entered in the certificate of registration before indicated, domiciled at Av. Canaval y Moreyra No. 480, District of San Isidro, Province and Departament of Lima.

Citibank, N.A. (“Citibank NA”), a company incorporated under the laws of New York, duly represented by Mr. José Luis Noriega, identified with National Identity Document No. 09872315, empowered under powers entered in the certificate of registration Nº 11651028, with office in Av. Canaval y Moreyra No. 480, District of San Isidro, Province and Department of Lima.

BBVA, BCP, Interbank, Citibank, Citibank NA and Scotiabank, including any other financial institution which accedes to this Framework Agreement and its successive assignees and successors, will be referred to as the “Lenders”.

IV. On the other hand:

LA FIDUCIARIA S.A., with Single Taxpayer Registration No. 20501842771, society registered in Electronic Record No. 11263525 of the Registry of Legal Persons of Lima, duly

Represented by Mr. Alejandro Almendariz Small, identified with National Identity Document No. 44657883, and Miss Lila Miluska Pure Vizcarra, identified with National Identity Document No. 44197225, both entitled according to powers entered in the certificate of registration before indicated, with address in Calle Los Libertadores N° 155, Floor 8, San Isidro district, province and department of Lima.

In addition, LA FIDUCIARIA S.A. or the entity that replaces it in the future under this Framework Agreement, will be referred to as the “Administrative Agent” and “Guarantees Agent”, if any.

V. With the intervention of:

Scotiabank, with Single Taxpayer Registration No. 20100043140, society registered in Electronic Record No. 11008578 of the Register of Legal Persons of Lima, duly represented by Mr. Gonzalo Gil, identified with National Identity Document No. 09752555, and by Mr. Pedro Ignacio Belaunde Zuzunaga, identified with National Identity Document No. 42597480, both entitled according to powers entered in the registration certificate before indicated, domiciled at Av. Dionisio Derteano N 102, San Isidro district, province and department of Lima, in his capacity as Lender under the SBP Loan (as defined in this Framework Agreement).

The obligated and the Lenders will be jointly referred to as the “Parties”.

Background

That Graña is the parent company of a group of companies of national and international scope dedicated primarily to the provision of engineering, construction, infrastructure and real estate services (the “Group”). To date, the Group companies are those listed in Annex I of this Framework Agreement.

11. That the operation of funding referred to in the present framework agreement is based on a budget for years 2017 and 2018 prepared by the Bound and whose main guidelines have been communicated, in writing, to the Lenders prior to the conclusion of this Framework Agreement (the “Budget”).

111. The operation is based, among others, on the following fundamental principles:

(i) The viability and continuity of the business activity of the Group.

(ii) The sustainability of the financial debt of the Group through:

(A) The provision of a syndicated line of credit thereunder the syndicated financing contract that allows GyM to set new terms and conditions in order to regulate the existing financial obligations through its incorporation in Section A and/or Section B, as appropriate, and/or meet their payment obligations in the short term (Section A), as well as to defer the payment of Bonds Granted in favour of GyM and/or endorsed by GyM and/or granted under the guarantee or stand-by letters or credit, approved for GyM that are executed (Section C);

(B) The provision of a syndicated line of credit under the Syndicated Financing Contract that allows Graña and/or the Bound that corresponds to deferred payments of bonds issued in favour of Graña and/ or backed by Graña and/or granted under the guarantee letters or stand-by letters or credit, approved for Graña to be executed {Tier C}; and,

(C) The issuance of new bonds in syndicated form and/or stand by letter or credit, if applicable, in favour of Graña and/or GyM (the “New Bonds”), and the maintenance and renewal of bonds and/or stand by letters or credit, if applicable, issued by Lenders in favour of the Bound, CAM Perú, Vìa Expresa Sur and Vial y Vives, but with the backing of Graña or GyM (the existing “Bonds” and in conjunction with the new bonds, the “Bonds”) by virtue of the Syndicated Line of issuance of new bonds and the commitment of maintenance of existing bonds.

(iii) The granting of a satisfactory structure of guarantees for Lenders.

(iv) The modification of certain terms and conditions of the SBP Loan in order for it to be consistent with the financial documents.

iv. That in order to adapt to the situation the group is going through and its cash flow generation capacity, the Bound have agreed with Lenders to carry out an operation of financing that includes, among other things, formalisation of the following contracts (in conjunction with as many documents are signed in connection with such funding, the “Financial documents”):

(i) The present Framework Agreement which, among other things, regulates the principles of operation, the conditions precedent to the closure of the Operation, the conditions prior to the Effective Date, disbursements, the issuance of bonds and the renewal of certain existing bonds, the decision-making process of the financial documents and certain terms and conditions common to the financial documents (the “Framework Agreement”).

(ii) A syndicated short-term financing loan contract, divided into the following sections (the “Syndicated Financing Contract”):

(B) Section A Revolving Loan: up to the sum of US$ 1’630, 538.33 (one million six hundred and thirty thousand five hundred and thirty-eight and 33/100 Dollars) and 5/ 143’934,533.66 (one hundred and forty-three million nine hundred and thirty-four thousand five hundred and thirty and three and 66/100 Soles), which may be increased in US$ 14 ’ 000,000.00 (14 million and 00/100 Dollars) or its equivalent in soles in the terms provided for in the Syndicated Financing Contract;

(C) Section B Non Revolving: up to the sum of US$ 51’ 566,849.09 (Fifty-one million five hundred and sixty six thousand eight hundred and forty nine and 09/100 Dollars) and 5/ 33’563,807.82 (Thirty-three million five hundred and sixty three thousand eight hundred and seven and 82/100 Dollars); and

(D) Tier C Non Revolving: which will include the postponement of payments of executed Bonds, in accordance with the provisions set out in Clause 8 of this Framework Agreement

(iii) A syndicated line of issuance of new bonds for a total amount of $100,000,000 (one hundred million and 00/100 Dollars) and the commitment of maintenance and renovation of existing bonds (the “Syndicated line of issuance of new bonds and commitment to maintenance of existing bonds”). Under the terms of the contract, this syndicated line may be extended up to a maximum amount of $150,000,000 (one hundred and fifty million and 00/100 Dollars) per accession of other Lenders.

(iv) The replacement of certain promissory notes by the Lenders (excluding those related to the SBP loan) and the issuance by borrowers of new notes with filling instructions in relation to financing.

(v) A set of guarantees granted by Graña and other Group companies in accordance with the terms set forth in Clause 9 that are identified in this clause and in Annex II of this Framework Agreement in guarantee of the obligations under the Transaction Documents referred to in the previous paragraphs (the “Guarantees”). To avoid any doubts, the term “Garantías” will include the guarantee granted in favour of Lenders regarding the assets under the VCN Trust, in the terms of clause 9.4, only from the time that the warranty was constituted.

(vi) A trust contract in administration and guarantee between GyM (as trustee), the Trustee of the guarantees (as trustee), the Administrative Agent and the Securities Agent, acting on behalf and for the benefit of the Lenders and Scotiabank (in its capacity as Lender under the SBP Loan), with the aim of ensuring the full and timely implementation of the warranted obligations, as set out in the present document (the “Trust Agreement”).

vii. That in addition to the above and in order to allow the successful conclusion of the operation, Scotiabank and GyM have signed on the same date and in a single action with the underwriting of this framework agreement, Addendum 5 to the SBP loan in order for it to be consistent with certain terms and conditions of the financial documents (documents of the financing together with the SBP loan, as it results from addendum 5 to the SBP loan, the SBP Promissory Notes and Scotiabank guarantees, in conjunction with the Transaction Documents.

For its part, Scotiabank, in its capacity as Lender under the SBP Loan, declares to be aware of the terms and conditions of the financial documents, as well as the obligations assumed by the Bound and Lenders in the financial documents. In addition, it is noted for the record that the SBP Loan may not be modified without the prior agreement of the Lenders.

In this context, the Parties note for the record that the guarantees of Scotiabank will not be novated nor be affected as a result of the subscription and operation of the financial documents.

VI. That, similarly, to allow for the successful conclusion of the operation, the Parties agree that in the case of execution of the existing and/or new bonds, the corresponding Lenders who have paid the executed bails as well as those Lenders who have signed a Fronting commitment agree to defer the payment of the expenditure made in favour of the beneficiary of this security in accordance with the terms of the Syndicated Financing contract (leaving this disbursement in the so-called Tier C of the Syndicated Financing Contract).

VII. That the Parties are aware of the existence and content of the Transaction Documents listed in the preceding paragraphs and it is their intention to regulate their relations as they are part of said contracts, regardless of the fact that its formalization is instrumented through different contracts given they must be understood, for all purposes, as linked contracts that constitute a single agreement under which the operation is performed.

VIII. That, pursuant to what is stated in the previous history, and on the basis of the truthfulness and accuracy of the representations and warranties made by the required, the Parties sign this Framework Agreement, which shall be governed by the following clauses.

1. Definitions and Interpretations

1.1. Definitions

Unless explicitly stated otherwise or a different meaning is inferred out of the context, the terms and expressions which begin with a capital letter and that are not a proper name or the beginning of a sentence, shall have the meaning indicated below:

Graña reference shareholders: means, altogether:

(A) GH Holding Group Corp. with a stake of 17.81% on Graña to the Closing Date;

(B) Bethel Enterprises lnc. with a stake of 5.12% on Graña to the Closing Date;

(C) Byron Development S.A. with a stake of 3.40% on Graña to the Closing Date; and

(D) Mr. Hernando Grana Acuña with a stake of 2.35% on Graña by the Closing Date, including his direct descendants, their vehicles or companies through which their projects or investments are channeled, their heirs or any other autonomous patrimony or trust fund for the benefit of the aforementioned.

For clarification purposes, previous entries may be amended unless, as a result of this change, an effective change of control takes place at Graña.

It is specified that the term Graña Reference Shareholders also includes any vehicle, company, firm or corporate form under the effective control of the persons listed in sub-paragraphs (A) through (D).

Senior Creditors: refers to the financial institutions with which Graña has signed the Financing Contracts.

Addendum 5 to the SBP loan: refers to the addendum to the SBP loan subscribed by Scotiabank and GyM simultaneously to the signing of the Framework Agreement in order to adapt the terms of the SBP loan to the Operation.

Trust Property: refers to the provisions of the Trust Agreement and are, altogether, the following:

(A) The collection rights and cash flows arising from contracts concluded by GyM with customers, present and future, in the terms set forth in the Guarantee Trust Agreement, with the exception of the collection rights (and their corresponding monetary flows) of the Duetos del Sur Constructing Consortium across from the Southern Perú S.A. Pipeline. As indicated in the Guarantee Trust Contract, the rights and cash flows in any contracts with customers which have been or will be provided in the future to any of the Trusts with Clients, with the exception of what’s stated in sub-paragraph (B), will not be Property Trust.

(B} The collection rights and cash flows credited in each of the Trusts with customers, which are freely available to GyM and, if appropriate, in payment accounts for the financing of working capital within each of the trusts with customers, subject to the terms of those trusts with customers.

(C) The collection rights and monetary flows in GyM accounts of free availability in each of the trusts that GyM holds as a result of the debt allowed with third Parties other than the Lenders.

(D) The collection rights and monetary flows that might correspond to GyM, from contentious proceedings initiated with Customers, in the terms set forth in the Trust Agreement.

(E) Dividends and repayments of loans to subsidiaries and/or consortia (if applicable) of GyM, the return of guarantee funds in favour of GyM and, in general, any collection right of GyM with its subsidiaries, in the terms set forth in the Guarantee Trust Contract.

(F) The balances in the accounts of the Guarantee Trust Contract, including balances of disbursements made by the Lenders under the Syndicated Financing Contract.

(G) The Syndicated Financing Contract disbursement flows, in accordance with the terms of the Guarantee Trust Contract.

Change of Effective Control Graña: refers to the provisions of the Syndicated Financing Contract.

Capex: refers to any expense or capital investment related to the acquisition, maintenance, improvement or replacement of fixed or intangible assets, or other similar operations recorded under investment activities in the cash flow of the obliged, in accordance with the NIIF.

Customers: refers to GyM customers whose payment obligations (GyM collection rights) will be transferred to the Guarantee Trust and/or to the Trusts with Customers.

Commission Structure: Has the assigned meaning ascribed to in the Syndicated Financing Contract and in the Syndicated Issuance of New Bonds and Commitment to Maintenance of Existing Bonds whose economic terms are set forth in the Fee Letter.

Risk Commission: has the assigned meaning ascribed to in the syndicated issuance of new bonds and the commitment to maintenance of existing bonds whose economic terms are set forth in the Fee Letter.

Postponement Commitment: refers to the commitments taken on by Lenders in accordance with the provisions set out in Clause 8.2.

Additional conditions precedent to disbursement: Has the meaning ascribed to in the Syndicated Financing Contract.

Conditions precedent to closing: refers to those regulated in Clause 4.1.

Conditions precedent to the Effective Date, disbursements and issuance of Bonds: refers to those regulated in Clause 4.2.

Senior creditors financing contracts: refers to the contracts that Graña has signed, as borrower, with senior creditors and which are backed by the guarantees of senior creditors. The Financing Contracts for senior creditors are set out in Annex III.

Syndicated Financing Contract: refers to the provisions of sub-paragraph (ii) of the antecedent IV.

Guarantee Trust Agreement: refers to the provisions in paragraph {VI) of the antecedent IV.

Effective Control: refers to the control exercised by one person over another when:

(A) Through the direct or indirect ownership of shares or holdings, usufruct contracts, security interest, trust or similar agreements with other shareholders or partners or other act of any nature, one can exercise more than fifty percent (50%) of the voting rights in the general shareholders meeting of a legal person; or

(B) Not counting with more than fifty percent (50%) of the voting rights in the general shareholders meeting of a legal person, may appoint or remove a majority of the members of the Board of Directors or, in the event that there is no governing board, to its manager or main executive.

Trust Accounts: has the meaning given to it in the Guarantee Trust.

Project Accounts: has the meaning given to it in the Guarantee Trust.

Statements and Warranties: refers to the statements and warranties contained in Clause 5 of this Framework Agreement and any other granted by any of the obliged in any financing document.

Business Day: refers to a working day in the Republic of Perú, which does not include Saturdays, Sundays and holidays in which banks do not operate in the city of Lima, recognized by the Republic of Perú.

Transaction Documents: as stated in the provisions of antecedent V.

Financial documents: refer to the documents specified in antecedent IV.

Dollars or USD$: refers to dollars of the United States of America.

Substantially Adverse Effect: refers to (i) any fact or circumstance, and/or (ii) course or change in the applicable legislation which, in the opinion of the majority of Lenders:

(A) Affect, or may reasonably be expected to adversely affect the financial situation, business, assets, property, rights or business prospects of Graña and/or GyM, or other group companies to the extent that in the latter case has an effect substantially negative in Graña and/or GyM;

(B) Affect, or may reasonably be expected to adversely and significantly affect the capacity of Graña and/or GyM to comply with the obligations arising from the financial documents;

(C) Produce, or may reasonably be expected to cause that some or all of the financial documents earn illegal, invalid, ineffective or unenforceable; or

(D) Reveals a significant deterioration in the solvency of any of Graña and/or GyM, or the remaining group companies to the extent that in the latter case it has a substantially negative effect in Graña and/or GyM.

Confiscation in the form of retention: It refers to a confiscation as a precautionary measure as noted on file number 03973-2017-76-1817-JR-C0-09.

Indebted: refers to every moment, the sum of amounts owed in virtue of the following concepts:

(A) Loan contracts, credit, discount, factoring, confirming, payment commitments under credit lines whatever their nature, or similar instruments

(B) Issuance of debt securities in the form of debentures, bonds, notes or any other kind of security titles or transferable securities;

(C) Financial leasing contracts with or without an option to buy (excluding leasing contracts);

(D) Any contracts, agreements, purchase commitments to third Parties (including cal/options) of any kind of assets with deferred price (except those related to the purchase of raw materials);

(E) The mark-to-market of derivatives or other financial instruments of a similar nature to cover fluctuations in prices, exchange rates or interest rates;

(F) Warranties, bonds, guarantees, counter-guaranties, sponsorship letters or any other commitments that imply guaranteeing payment obligations own and/or undertaken by third Parties against their Lenders, be it in solidarity, sub-solidarity or any other form;

(G) Income received by concept of equity or premium for the issuance of redeemable shares subject to depreciation;

(H) Commitments for the acquisition of treasury shares, repurchase of previously-owned shares or sale of treasury stock below its market value; and

(I) Any other obligations, commitments or financial contracts of similar nature or effect to the above services provided by any of the companies in the Group and which constitute financial debt in accordance with NIIF, or with the accounting principles generally accepted in Perú and the applicable legislation in every moment.

Allowed Debt: refers to:

(A) The debt incurred per the Transaction Documents, including the debt of other entities that adhere to the present Framework Agreement and the remaining financial documents that proceed;

(B) The debt incurred by virtue of the Financing Contracts by the senior creditors;

(C) The debt incurred as financial leasing for a maximum amount of US$ 10,000,000 (ten million and 00/100 Dollars) during the term of the financial documents;

(D) The debt incurred in order to finance the working capital needs of one or more projects for a maximum amount of US$ 20,000,000 (20 million dollars), and 00/100 provided the funding of the respective project had been requested from loan officers, through the Syndicated Financing Agreement, having its approval been denied within 30 days from the initial request (to clarify, the financing granted by loan officers or part of them up to the previously mentioned amount will also be considered Allowed Debt); and,

(E) The debt incurred to replace existing debt up to the date of this Framework Agreement (including financial leases) provided that (i) the amount does not exceed the one replaced (on the understanding that there were no early redemptions of the replacing debt or the new borrowing); (ii) it has a maturity equal to or greater than the final maturity date; and (iii) lack of real or personal guarantees other than the original ones.

Guarantor entities: refers to the provisions on the syndicated line of issuance of new bonds and to the commitment to maintenance new and existing bonds.

Issuing Guarantor Entities: refers to the provisions of the syndicated issuance of new bonds and commitment to maintenance of existing bonds.

Governmental Entity: refers to (i) any national government, municipal, local or foreign, or any entity engaged in executive, legislative, judicial, conciliatory, regulatory, tax or administrative functions of or related to the government; (ii) any public international organization; or (iii) any agency, division, department or political subdivision of any government, entity or organization described in paragraphs (i) or (ii) above.

Graña Outline for Sale of Assets: refers to the sales scheme of non-strategic assets that belong to Graña and that is being implemented to make advance payments of their debt.

Financial Statements: refers to the structured representation of the financial position and financial performance of an entity, comprised of (i) statement of financial situation; (ii} statement of results; (iii) statement of changes in equity; (iv} statement of cash flows; and (v) notes to the financial statements.

Consolidated Annual Financial Statements: refers to the consolidated financial statements of Graña and subsidiaries, and GyM and subsidiaries closed to a given financial year.

Quarterly Financial Statements: refers to the consolidated financial statements of Graña and subsidiaries, and GyM and subsidiaries closed to a particular quarter.

Annual Individual Financial Statements: refers to the financial statements of each of the borrowers closed to a given financial year.

Quarterly Individual Financial Statements: refers to the financial statements of each of the borrowers closed to a given quarter.

Distinct Annual Financial Statements: refers to the financial statements of GyM and trusts closed to a given financial year.

Distinct Quarterly Financial Statements: refers to the financial statements of GyM and trusts closed to a given quarter.

Structural: it jointly refers to Credicorp Capital Financial Services S.A. (“Credicorp”), BBVA, lnterbank, Citibank and Scotiabank.

Event of Default: refers to any of the events covered in Clause 7.l.

Extension: refers to the extension of the validity of the financial documents from the initial expiration date up to the final maturity date, in case the conditions laid down in the financial documents are met.

Disbursement Dates: refers to each one of the dates in which having signed the transaction documents, the totality of the conditions precedent to the effective date and the disbursements are fulfilled, and to the issuance of bonds and the additional conditions precedent to the disbursements as described in the syndicated financing contract, and, in connection to this contract, the Lenders channel the amounts set out on it through the guarantee trust, or in connection with the syndicated issuance of new bonds and its commitment to the maintenance of existing bonds, the Lenders issue new bonds or renew existing bonds in accordance with what is established in the corresponding financial documents.

Closing date: refers to the date in which, having fulfilled the conditions precedent to the closing, this Framework Agreement and other transaction documents are signed.

Final Maturity Date: refers to the date of expiration of this contract in the event of an extension, which will be two years from the closing date.

Initial Maturity Date: refers to one year from the closing date.

Effective Date: refers to the date in which having signed the transaction documents, the totality of the conditions precedent to the effective date, the disbursements and the issuance of bonds are met, according to the provisions of clause 4.2 and the existing financial obligations will be fully regulated under the terms and conditions applicable to sections A and B, as appropriate. The Effective Date may not be earlier than four (4) business days from the closing date nor later than ten (10) business days.

Fee Letter: refers to the charter of commissions that will be signed on the closing date.

Bonds: refers to the provisions on Precedent III, on the syndicated line of issuance of new bonds and on the commitment to maintain existing bonds.

Existing Bonds: refers to the provisions on Precedent III, on the syndicated line of issuance of new bonds and on the commitment to maintain existing bonds.

New Bonds: refers to the provisions on Precedent III, on the syndicated line of issuance of new bonds and on the commitment to maintain existing bonds.

Stracon Trust Shares: refers to the trust patrimony over shares issued by Stracon, owned by GyM, dated 21 July 2017, in order to support: (A) in first rank, the obligations derived from the SBP loan and (B) in second rank—provided the Administrative Agent acceded to the agreement, according to its first additional clause and the obligations arising from the financial documents.

GyM Equipment Trust: refers to GyM equipment estate trust signed on 24 July 2017 to support: (a) in first rank, the obligations derived from the SBP loan and (b) in second rank—provided the Administrative Agent acceded to the agreement in accordance with its first additional clause, the obligations arising from the financial documents.

Stracon Equipment Trust: refers to Stracon equipment estate trust signed on 24 July 2017 to support: (a) in first rank, the obligations derived from the SBP loan and (b) in second rank—provided the Administrative Agent acceded to the agreement, according to its first additional clause and the obligations derived from the financial documents.

Guarantee Trust: refers to the independent estate called “La Fiduciaria Fid. GyM—Syndicated Line” made up by the estate trust, as well as all that rightfully and by de facto corresponds to it.

Trust with Clients: refers to, respectively, to the autonomous estates that GyM: (I) would have constituted and are identified in Annex X or (ii) will constitute by requirement of its customers, under which, GyM would have relinquished or will relinquish the rights to credit and cash flows from projects with these customers, aiming at ensuring the progress and completion of the projects with these customers, provided they comply with the guidelines in Annex XI to the present framework agreement.

VCN Trust: refers to the trust held between Graña as trustor, La Fiduciaria S.A. as trustee and some of the senior creditors, represented by Natixis, New York Branch, as trustees, held on 27 June 2017.

Guarantee Trust Trustee: refers to La Fiduciaria S.A. in its role as trustee of the trust, in accordance with the terms and conditions set forth in said document, or any other document that replaces it.

Graña Corporate Warranty: refers to the guarantee that will be granted by Graña to support the obligations of GyM Ferrovías S.A. incurred in the expansion project of Lima Metro Line 1 in the amount of up to US$ 40,000,000 (forty million and 00/100 Dollars).

Guarantees: refers to the provisions in paragraph (v) of Precedent IV.

First Rank Guarantee: refers to the provisions in Clause 9.2.

Graña guarantees of second or third rank: refers to the provisions on Clause 9.2.

SBP Second Rank Guarantees: refers to the provisions on Clause 9.2.

Guarantees from senior creditors: refers to the guarantees that Graña and other Group companies have granted and/or contemplate to give in the future in support of obligations derived from financing contracts of senior creditors.

Guarantees of senior creditors are described in Annex IV.

Stracon Shares Security Interest: refers to first rank security interest on Stracon shares granted in favour of Scotiabank dated 14 July 2015, as well as their modifications, clarifications and/or add-ons.

Equipment Security Interest: refers to first rank security interest on Stracon and GyM owned equipment in favour of Scotiabank, through contracts dated 3 October 2016, 7 December 2016, 27 February 2017 and 5 April 2017, as well as their modifications, clarifications and/or add-ons.

Allowed Guarantees: refers to (i) the guarantees, (ii) the guarantees of senior creditors, (iii) Scotiabank guarantees, (iv) trusts with customers; (v) Graña corporate guarantees; (vi) the trust to be held with Banco Santander Perú for the Talara refinery modernization project; and (vii) the assignments in guarantee of the flows of new projects funded through allowed debt, provided that borrowers comply with the obligations set out in paragraph (V) of Clause 6.1 and paragraph (b) of Clause 6.2 of this Framework Agreement.

Scotiabank Guarantees: refers to the security interest of Stracon shares, equipment security interest, Stracon shares trust, GyM equipment trust and Stracon equipment trust.

Group: refers to the set of companies on which Graña exercises effective control.

Maximum Guaranteed Value: refers to the provisions on the syndicated issuance of new bonds and commitment to maintenance of existing bonds.

Income Taxes: refers to the income tax regulated by the Single Revised Text of the Income Tax Law, approved by Supreme Decree No. 179-2004-EF, and its regulations, as well as the modifiable standards that replace them.

Graña Investigation: refers to any investigation, audit or review linked to bribes and/or acts of corruption carried out by Graña (or any of the companies of the Group) and/or an independent third party on behalf of or at the request of Graña or its board of directors regarding Graña, the companies of the Group and/or certain infrastructure projects in which Graña and/or any of the companies of the Group could have participated, including the forensic investigation revealed by Graña through a “Communication of Relevant Information” (Relevant Information Communication) filed with the U.S. Securities and Exchange Commission on 2 February 2017.

Applicable Law: refers to the Constitution of Perú, any law, Emergency Decree, Law Decree, Legislative Decree, Supreme Decree, in general, to any rule or other legal or regulatory provision of a general nature, applicable in the Republic of Perú in every moment and any other foreign rule or other legal or regulatory provision of a general nature that has an extraterritorial application; to the extent that they are applicable to borrowers (as appropriate).

Most Lenders: refers to the set of Lenders whose participation in the Framework Agreement is equal to or greater than the 66.67% of all the shares arising from the financial documents, which will be calculated by the Administrative Agent in accordance with the provisions established on paragraph 14.2 of this Agreement.

Anti-Corruption Standards or the Prevention of Money Laundering, Financing of Terrorism or Illegal Mining: refers to the laws, regulations or orders relating to the fight against corruption, the prevention of money laundering, the financing of terrorism and the fight against illegal mining that are applicable to the Borrowers, including, without limitation, the regulations which prohibit corrupt payments, offers, payment authorizations or promises or the transfer of any object of value (including gifts or entertainment), whether they are made directly or indirectly to any official, employee, representative or agent of any governmental entity to obtain an illicit commercial advantage, whether the above standards have been issued or approved by a government entity in the Republic of Perú or by a foreign government entity but with extraterritorial application to any of the Lenders.

NIIF: refers to the Financial Information International Standards approved by the Financial Accounting Standards Board.

Guaranteed Obligations: refers to, altogether, the obligations, present and future:

(A) Undertaken by borrowers vs. Lenders under the Framework Agreement;

(B) Undertaken by borrowers vs. Lenders under the Syndicated Financing Contract;

(C) Undertaken by the ordering and guaranteeing allowed Parties with respect to the guaranteeing Parties (including, in this case, issuance guaranteeing entities) by way of the syndicated line of issuance of new bonds and commitments to maintenance of existing bonds;

(A) Undertaken by borrowers vs. Lenders under promissory notes;

(E) Undertaken by GyM vs. Scotiabank by way of the SBP loan promissory notes.

Existing Financial Obligations: its meaning as described on the Syndicated Financing Contract.

Required: refers to borrowers and guarantors, jointly.

Government Official: refers to any officer, employee or representative of any person acting for or on behalf of any governmental entity.

Operation: refers to the operation regulated by the transaction documents.

Asset Transactions: refers to the provision of guarantees (whatever their name), obligations of capital contribution or the assumption of subordinated debt (or not), the provision of financial assistance or assumption of debts unrelated, assumed or incurred by the Boundd by virtue of which the beneficiaries of the aforementioned commitments shall have the right to claim, at any time, term or subject to compliance with any type of condition, to the payment of any amount. This includes but is not limited to, the commitments, incidental or not, contained in contracts for both phases of construction and exploitation of any projects and counter guarantees rendered (whatever name they receive as long as they generate payment obligations).

Ordering Parties: refers to the provisions on the syndicated line of issuance of new bonds and commitments to maintenance of existing bonds.

Promissory Notes: refers to the incomplete value title with an agreement to be filled-out and issued by borrowers in favour of each Lender to represent their guaranteed obligations (excluding the SBP loan, whose notes are in the hands of Scotiabank) in accordance with the provisions set out in Clause 4.6 of the Syndicated Financing Contract.

Existing Promissory Notes: refers to the securities issued by the Bound to the order of the Lenders who will be replaced on the effective date, different from the SBP promissory notes.

SBP Promissory Notes: refers to the securities issued by GyM to the order of Scotiabank, in its capacity as Lender under the SBP loan.

Participation: it means the following, as appropriate:

(A) Regarding the Framework Agreement, the participation of each one of the Lenders in the syndicated financing contract and in the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds over the total sum of Lender participations in the syndicated financing contract and in the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds.

(B) Regarding the Syndicated Financing Contract, the participation of each one of the Lenders in the amount shown on Sections A and B and, when applicable, in the main pending payment of Section C of the Syndicated Financing Contract concerning the total sum of participations by the Lenders in the amount shown on Sections A and B and, when applicable, in the main pending payment of Section C of the Syndicated Financing Contract; and

(C) Regarding the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds, the participation of each one of the Lenders in (i) the maximum amount guaranteed (including both the amount laid out as well as the outstanding amount to be provided by the New Bonds) and (ii) the amount of the existing bonds that are in force (not cancelled) in every moment concerning the total sum of participations by the Lenders in (i) the maximum amount guaranteed (including both the amount laid out as well as the outstanding amount of the new bonds); and (ii) the amount of the existing bonds that are in force (not cancelled) in every moment.

For clarification purposes, there shall be no double counting in such a way that the bonds that have been executed and, therefore, whose amount has been postponed, increasing Tier C of the Syndicated Financing Contract will be counted in Tier E, but not in the syndicated line of issuance of new bonds and commitments to maintenance of existing bonds.

For the purposes of calculating the majority, the Lenders (in their capacity as bond entities) of the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds shall provide the Administrative Agent, as soon as possible from the issuance of the respective bonds, and in any event within three (3) working days following its request, the amount of their respective stakes in the existing bonds in the applicable currency, so that the Administrative Agent converts such participation to dollars, in accordance with the procedure laid out in paragraph 14.2 of the fourteenth clause.

Person: refers to any natural or legal person, de facto and de jure association, participating association, consortium, trust, autonomous estate, government entity or similar.

Compensable Person: as per provisions in Clause 16.

Budget: refers to the document referred to in Background 11.

Partial Mandatory Prepayment: as per the Syndicated Financing Contract.

Total Mandatory Prepayment: as per the Syndicated Financing Contract.

SBP Loan: refers to the loan granted by Scotiabank to GyM up to the sum of US$ 40’000,000.00 {forty million dollars and 00/100) and S/ 117’580,000.00 (one hundred and seventeen million five hundred and eighty thousand and 00/100 Soles), according to medium-term loan agreement dated 14 July 2015, as well as the respective addenda and amendments to the agreement that may have been given or are given from time to time, including, without limitation, Addendum 5 to the SBP Loan.

Lenders: refers to the provisions in the heading of this Framework Agreement.

Borrowers: it jointly refers to (i) Graña, only to the extent that: (A) sureties are executed and granted in favour of Graña and/or granted to subsidiaries of the Group bonded by Graña and (b) Borrowers have paid in the name of Graña (or the subsidiary bonded by Graña).

The respective executed bond, leaving this disbursement in the so-called Tier E of the syndicated financing contract, (ii) GyM and (iii) those subsidiaries of the Group that have bonds secured by Graña and/or GyM (that is, CAM Perú, Vial y Vives y Vía Expresa Sur) that have been executed, provided that in such a case:

(A) the Lenders have paid the respective executed bond on behalf of said Group society, leaving this disbursement in the so-called Tier C of the Syndicated Financing Contract, and (b) provided that the respective entity has acceded to this agreement, to the Syndicated Financing Contract and to other financial documents, as appropriate.

Suppliers: refers to the suppliers of works or services for GyM for the implementation of projects.

Projects: refers to the construction works and/or engineering projects, and/or projects of a similar nature and/or to be developed in the future by GyM, in the framework of the ordinary course of their business.

Representatives: as per provisions in Clause 5 (X).

Scotiabank: refers to Scotiabank Perú S.A.A.

Stracon: refers to Stracon GyM S.A.

Soles or S/: refers to soles of the Republic of Perú.

Disbursement Application: as per the Syndicated Financing Contract.

Application for the issuance of sureties: as per the provisions on the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds.

Replacement Assumptions: refers to the provisions in Clause 14 of the syndicated line of issuance of new bonds and commitment to maintenance of existing bonds.

Total Replacement Assumptions: refers to the provisions in the syndicated line of issuance of new bonds and commitment to maintenance of existing bonds.

Compensatory interest rate: as per the Syndicated Financing Contract.

Non-Compliance Interest Rate: as per the Syndicated Financing Contract.

Treasury: refers to positive balances from checking accounts, short-term fixed income investment funds (i.e., with a maximum maturity of one month) or any kind of investment in short-term monetary assets whose use has not been compromised in the current exercise, as net profit and equivalent to cash, which are reflected in the annual accounts temporary financial investment items.

Taxes: as per the Syndicated Financing Contract.

1.2. Interpretation:

(A) With the exception of what has been expressly provided in this Agreement or unless so required by the context, this Framework Agreement will apply the following rules of interpretation:

(i) Any reference to a Lender, a borrower, a guarantor, or a Bound, and any other party in the financial documents, should be interpreted to include the successors of their rights and obligations or their authorized assignees in accordance with the provisions of this Framework Agreement and the remaining financial documents;

(ii) Any reference to a Lender in this Agreement shall be deemed performed in its condition as a “Bank” under the Syndicated Financing Contract and in its status as a “guaranteeing entity” under the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds, unless the context clearly implies otherwise. Likewise, any reference to a Borrower in this Agreement shall be deemed to have been given in its condition as a “Borrower” under the syndicated financing contract and in its condition as “originating party” under the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds, unless the context is clearly implies otherwise;

(iii) Any reference to a financing document shall be deemed executed to said financing document, as renewed and/or modified in every moment;

(iv) Any reference to the “Majority of Lenders” in this Framework Agreement shall be understood as the participation of Lenders calculated by the Administrative Agent pursuant to this framework agreement, unless explicitly stated otherwise;

(v) All references to gender shall include any other gender and the neutral;

(vi) Any term used in singular shall include the same term in plural and vice versa;

(vii) “Or” is used in inclusive sense (and/or) and the words “include” and “including”, as well as their variations, will not be considered in a limitation sense, but it is understood that they are followed by the words “without limitation”;

(viii) Any reference to a “day” shall refer to a calendar day and includes a 24-hour period that starts at zero (0:00) hours and ends at twenty-three hours and fifty-nine minutes (23:59); and

(ix) Any reference to time shall be deemed to have been given in the time zone applicable in Lima, Perú.

(B) The titles of this Framework Agreement have been included solely to facilitate your understanding and not to determine or affect the meaning or interpretation of any given provision of this Framework Agreement.

(C) Attachments are part of this Framework Agreement for all purposes. Any reference to this framework agreement shall be deemed to include all its annexes. In the same way, any reference to any financing document, shall be understood as executed on said document along with all its corresponding annexes.

(D) Unless expressly stated otherwise, the terms used in any other financing document, as well as in any communication or notification made by any Party regarding any financing document, shall have the meaning set forth in this Framework Agreement.

(E) It shall be deemed as an outstanding breach of this Agreement if such breach has not been rectified (whenever possible) or bestowed by the Lenders according to this Agreement or the remaining financial documents.

2. Object and Character

2.1 Object

(I) The objective of the present Framework Agreement is to establish the common contractual framework of the financial documents, the principles of the operation, the preceding conditions to the closing of the operation, the preceding conditions to the effective date, the disbursements, the issuance of new bonds and the renewal of existing bonds, the decision making system by the Parties in the financial documents and certain common terms and conditions to the financial documents. Specifically, by virtue of this Framework Agreement, the Parties regulate the terms by which they agree to participate in the operation and agree, without limitation, to:

(A) Enter into a syndicated financing agreement, on the basis of: (I) new terms and conditions will be established to govern the existing financial obligations of GyM before the Lenders, which shall be governed under the terms and conditions applicable in Tiers A and B, as appropriate, and/or will allocate the amounts received under Tier A to its working capital in the development of activities related to their business and (ii) GyM and/or Graña and/or the subsidiaries of the Group (as appropriate) will pay the bonds that are executed;

(B) Hold the syndicated line of issuance of new bonds and its commitment to maintenance of existing bonds and the rest of the financial documents and comply with all the preceding obligations and conditions established in this Framework Agreement and in each of the financial documents;

(C) To issue guarantees;

(D) Replace Existing Notes and issue promissory notes with filling instructions related to the operation (with the exception of those issued in connection with the SBP loan held by Scotiabank); and

(E) Establish certain conditions that will be of common application to the operation.

2.2 Single Agreement and character of the Framework Agreement

The Parties note that they have entered into the implementation of the covenants reached in this Framework Agreement, simultaneously, all the transaction documents (except the guarantees that will be established within the provided time frames in Clause 9 and that the SBP loan that had already been entered into notwithstanding that Addendum 5 to the SBP loan had been entered into simultaneously).

The financial documents are considered to be a comprehensive part of this Framework Agreement and, regardless of the fact that they are formally documented in different contracts, it shall be understood to all effects, along with the SBP loan, part of a single operation, constituting a whole unique agreement.

The term operation, as used in this Framework Agreement and, in the remaining financial documents, refers to covenants contained in the transaction documents.

The obliged acknowledge and accept that the fulfilment of the preceding conditions set out in Clause 4.1 of this Framework Agreement constitute an essential element of the consent by the Lenders without which they could not have agreed to participate in the operation or would have not consented to formalize this Framework Agreement.

The Obliged expressly and unquestioning recognize that all representations and warranties contained in Clause 5 of this Framework Agreement, have been determining cause and reason for the Lenders to decide to hold this Framework Agreement and that in the event that any such representations and warranties were partially or totally false or inaccurate, the Lenders will have the right to terminate the Framework Agreement and the other financial documents or exercise the rights or remedies referred to in the aforementioned Framework Agreement and on the other financial documents, as well as to lodge measures which the law authorizes, including compensation.

3. Formalization of the Transaction Documents

This Framework Agreement and the remaining transaction documents (except the guarantees which will be constituted within the time limits referred to in Clause 9) and any other public or private document whose signature is expected in any of the transaction documents must be formalized by the Closing Date, subject to fulfilment of the conditions precedent to the closing as mentioned in clause 4.1 of this Framework Agreement.

In addition, pursuant to the terms of this Framework Agreement, the effectiveness of this Framework Agreement and the other financial documents will occur as soon as the conditions have been met, prior to the Effective Date, the disbursements and the issuance of bonds, which are described in Clause 4.2. of this Framework Agreement.

4. Preceding Conditions

4.1 Conditions precedent to closing

The signing of this Framework Agreement and remaining financial documents are subject to the preliminary compliance or simultaneous to the Closing Date, to the full satisfaction of Lenders, of each and every one of the following conditions prior to closing (the “Conditions Precedent to Closing”):

(A) That the operation conditions have been approved by the corresponding internal committees and bodies of the Lenders.

(B) That the Administrative Agent has been provided with (i) simple copy of the existing statute of the debtors; and (ii) subsistence of legal powers and/or certified copies of the corporate agreements containing the powers of the representatives of the debtors, for the granting and enforcement of all the financial documents which they are a part of, as well as any other act, contract or operation projected herein.

(C) That all information reasonably required by Lenders for the purpose of determining the guarantees to be constituted and which allow for its due establishment has been provided to the Administrative Agent.

(D) That all reasonably requested information by the Lenders is delivered to the Administrative Agent in connection with the sale of assets of Graña.

(E) That a copy of the budget is delivered to the Administrative Agent for years 2017 and 2018.

(F) That all reasonably requested information to value the economic, financial and business viability of the group is delivered to the Administrative Agent and that the Lenders have completed the review to their satisfaction.

(G) That (i) the consolidated non-audited annual financial statements be delivered to the Administrative Agent as well as the non-audited annual individual financial statements for the year that ended 31 December 2016; and (ii) the quarterly individual non-audited financial statements, the non-audited quarterly financial statements and the quarterly non-audited individual financial statements for the last four quarters ending in March 2017.

(H) That all permits or licenses from third Parties have been obtained, including government authorities that, in its case, are necessary to: (a) formalize the financial documents to be signed at the closing date; and (b) run and carry out any operations set forth in said documents.

(I) That the Bound submit a written statement including the amount of the claims they maintain with the Perúvian State, with the exception of the claims associated with the Southern Perúvian Pipeline project.

(J) That the Bound have given the Lenders the information they could have requested in order to comply with the rules of money laundering and the financing of terrorism prevention, specifically with regard to the obligation of the Lenders to “know their customers”, in accordance with the applicable legislation and the domestic policies of each Lender.

(K) That the Administrative Agent has received a legal opinion from the legal advisers of the Lenders and the Bound with respect to, amongst other things, the powers of the representatives, and the capacity of the Bound to conclude the transaction documents to be signed on the closing date, the validity and enforceability of such transaction documents and the constitution of the guarantees to be signed at the Closing Date.

(L) That all statements and warranties are complete, true and accurate by the closing date.

(M) That the Administrative Agent has received an affidavit absolving the Due Diligence questionnaire that will be prepared by the legal advisers of the Lenders, which must be duly completed by the General Manager of Graña and GyM.

(N) That there is no fact or circumstance that constitutes, or could constitute, an event of default in accordance with the provisions in this Framework Agreement and in the other financial documents.

(O) That there is no fact or circumstance that constitutes, or that could likely constitute, a substantially adverse effect.

(P) To conduct a teleconference between Graña, their national and international external advisers, and the Lenders, during regular office hours (Lima time), through which a progress report of the Graña investigation is informed, to the satisfaction of the Lenders.

(Q) That the 10% structuring commission has been paid.

At the Closing Date, the Administrative Agent will forward to the Lenders the information received for verification and approval. On the same date, Lenders must communicate their observations so that the Administrative Agent transfers them to the Bound. In the event the preceding conditions had been fully complied with in this section, the Lenders will instruct the Administrative Agent to communicate such compliance to the Bound.

Preceding conditions to the effective date, disbursements and the issuance of bonds: The Parties note that, except as otherwise specifically provided in this Framework Agreement, its effectiveness and the remaining financial documents are subject to compliance to the satisfaction of the Lenders of each and every one of the following preceding conditions (the “Terms and Conditions prior to the effective date, the disbursements and the issuance of bonds”):

(A) That the corresponding commissions provided for in the financial documents have been paid, professional fees and expenses corresponding to the Lenders, their legal advisers, the trustee of the guarantees, the guarantee and Administrative Agents, as applicable.

(B) That the minutes and public deeds have been paid, if appropriate, copies have been delivered to the Administrative Agent, and the relevant reports of the transaction documents that must be signed at the closing date, have been submitted to Public Records.

(C) That the trust contract report has been signed and submitted to Public Records.

(D) That all statements and warranties are complete, true and accurate by the closing date or in the corresponding disbursement date.

(E) That Graña and GyM are in compliance with all the obligations undertaken in the financial documents.

(F) That there is no fact or circumstance that constitutes, or could constitute, an event of default in accordance with the provisions in this Framework Agreement and in the other financial documents.

(G) That there is no fact or circumstance that constitutes, or that could likely constitute, a substantially adverse effect.

(H) That the operating bank accounts have been opened (or remain open) (transactional) agreed upon the Bound and each of the Lenders, in accordance with the agreements adopted by the Lenders, as indicated in Paragraph 6.1 (GG).

On the Effective Date, Graña and GyM shall submit to the Administrative Agent an affidavit stating that the conditions referred to in the preceding paragraphs and in Clause 4.1 have been fully complied with. On each disbursement date Graña and GyM shall submit an affidavit to the Administrative Agent stating that the conditions referred to in paragraphs (D), (E), (F) and (G) above —have been fully complied with. The affidavits shall conform to the model attached as Annex V. Having received the affidavit, the Administrative Agent shall notify the Lenders within the next working day about compliance of the conditions preceding closing or the conditions precedent to the Effective Date, the disbursements and the issuance of bonds, as appropriate, and, if applicable, of the additional conditions precedent to disbursement stipulated in the Syndicated Financing contract. The Parties note for the record that the Administrative Agent does not assume any liability upon the other Lenders over the truth or accuracy of the statements made by Graña and/or GyM, as well as for the verification of the documents submitted by them.

The conditions prior to the Effective Date, the disbursements and the issuance of Bonds are understood to have been agreed to for the benefit of the Lenders and, consequently, will require the agreement of all of the Lenders to renounce to their compliance.

The Lenders, through the Administrative Agent, may request from the Bound at any time prior to the Effective Date or the disbursement date, as much documentation as it reasonably attests to the compliance of the conditions precedent to the Effective Date, the disbursements and the issuance of bonds which they consider appropriate, including their compliance status. To that end, the Lenders will request the indicated information from the Administrative Agent so that they process the request to the Bound within the next business day. The Bound must submit to the Administrative Agent such documentation as soon as possible. In any case, the Bound agree to maintain the Lenders informed of the status of compliance with the conditions prior to the Effective Date, the disbursements and the issuance of bonds between the Closing Date and the Effective Date.

If within fifteen (15) days from the date of closing, all the preceding conditions had not been fulfilled prior to the Effective Date, the disbursements and the issuance of Bonds and Lenders had not waived its compliance or agreed to a postponement of the deadline above, in both cases unanimously, this Agreement and the other transaction documents shall not enter into effect and will be considered un-subscribed, without possibility of complaints amongst them, except as provided for in the transaction documents. Notwithstanding the foregoing, the Parties agree that Clauses 1 (definitions and interpretation), 4 (preceding Conditions), S (Declarations and Guarantees), 12 (Administrative

Agent), 13 (Guarantees Agent), 14 (majority voting system), 15 (Expenses and taxes), 17 (Compensation), 19 (notifications), 20 (Confidentiality), 21 Miscellaneous and 22 (Governing Law and Jurisdiction) will go into effect on the date of Closing.

Furthermore, the conditions prior to the Effective Date, the disbursements and the issuance of bonds must be fulfilled before, or simultaneously, on the Effective Date or on the date when any disbursement takes place (whether for purposes of disbursements to be undertaken in the framework of the Syndicated Financing Contract, or for the granting of new Bail Bonds and renovation of existing bonds) done by the Lenders in favour of the Lenders. The foregoing is understood regardless of the additional preceding conditions to the disbursements agreed upon in the different financial documents.

S. Declarations and Warranties

The Bound grant, regarding themselves, the following statements and guarantees (the “Declarations and Warranties”) in favour of Lenders, Administrative and Securities Agents:

(A) Are validly constituted and have legal capacity to act in order to develop their social objectives and provide the financial documents.

(B) Are not involved in any grounds for dissolution.

(C) Are not in a situation of insolvency, voluntary creditor bankruptcy or similar proceedings or, to the best of their knowledge, there is no procedure or request process applying for bankruptcy or similar proceedings.

Graña, in turn, declares and guarantees that: (i) on the closing date and/or the Effective Date, none of the companies belonging to the group are in a state of insolvency, voluntary bankruptcy or similar proceedings; and (ii) on the disbursement dates, none of the companies belonging to the group are in a state of insolvency, voluntary bankruptcy or similar proceedings, in case such situations could generate a substantially adverse effect.

(D) Have adopted the necessary corporate agreements for the implementation and compliance of the financial documents which they take part on.

(E) The implementation and compliance of the financial documents which they take part on (i) do not constitute a breach of any law, regulation, order or contravene any legal or administrative resolution (which include the embargo in the form of retention); (ii) do not constitute a breach of the by-laws of the Bound; (iii) do not conflict with contracts, agreements or other instruments to which Member States are obliged.

(F) Have obtained all the consents, approvals, authorizations or notifications required for the implementation of the financial documents required by the Closing Date or each disbursement Date, as appropriate.

(G) Except as described in the previous paragraph, there is no need for approval, consent, license, permit or authorisation of authority or any contractual counterpart for the conclusion and implementation of the financial documents of which they are part of, or to ensure their legality, validity, binding and enforceability and that has not been obtained in the Closing Date or the date on which such approval, consent, license, permit or authorisation is required.

(H) The obligations contained in the financial documents are valid, binding and its compliance may be required for the Bound (and, as appropriate, to the other companies in the group).

(I) The credit rights of the Lenders will have at least the same rank (pori possu) as the rights of the other creditors of the Bound, regardless of the rights of senior creditors under the senior creditors guarantees and the rights of Scotiabank under Scotiabank guarantees.

(J) The guarantees constitute valid rights and of the range expressly specified in the relevant transaction document, over the assets or rights under which they fall.

(K) Meet and have complied with their civil, commercial, administrative, fiscal, labour, environmental obligations and other measures, including anti-corruption or Prevention of Money Laundering standards, terrorism financing or illegal mining.

(L) Are the holders of the relevant licenses required for the development of their activity with no breaches of its terms, without the absence of any license being able to cause significant damage to any of them which could result in the inability to meet their obligations, including those contained in the financial documents.

(M) The information provided to the Lenders and to the Administrative Agent is truthful, accurate, and, to the best of their knowledge and understanding, the assumptions on which all forecasts made in the budget are based are reasonable and in particular, the current contracts that GyM maintains with its customers to the Closing Date (current backlog) are being taken as reference.

(N) There is no arbitration, litigation or administrative procedures (including environmental) other than those identified in Annex VI for amounts in excess of US$ 2,000,000 (two million and 00/00), in which one of the Bound participates as a plaintiff and/or, having received the corresponding notification to that effect, as a defendant.

(O) All the documents and accounting information of Graña and GyM delivered to the Lenders and the Administrative Agent (i) has been prepared in accordance with the NIIF and accounting principles generally accepted in Perú and the Applicable Law; and (ii) provide, in accordance with the NIIF, the accounting principles generally accepted in Perú and the applicable legislation, a true picture of their net worth and of the economic and financial situation of the Bound and the Group, and of the results of its operations in the closed periods to the dates they refer to. In addition, there are no subsequent events to the cut-off date of such documentation and accounting information that might be relevant and that has not been communicated to the Lenders.

(P) There are no facts or circumstances concerning the Bound to produce a substantially adverse effect. In addition, Graña declares and guarantees that there are no facts or circumstances pertaining the Group companies that can produce a substantially adverse effect.

(Q) There are no facts or circumstances that, in and of themselves, or along with other circumstances, constitute an event of default.

(R) Not Graña nor GyM are part of other debt or appeal operations other than the allowed debt.

(S) Not Graña nor GyM have constituted or jeopardize the constitution, of liens or collaterals on their property and assets of any kind other than the guarantees allowed.

(T) They have the right to use (either through property rights, rights of possession or any other legitimate and sufficient title) of the necessary assets for the development of their ordinary activities.

(U) None of the Bound or the Group companies maintains any kind of agreement, contract, operation or transaction (including the granting of debt) with the reference shareholders of Graña.

(V) With the exception of the location service contract signed by Hernando Alejandro Graña Acuña and Graña, dated 1 November 2016 and the commitment of assumption of costs arising from the civil processes under New York law, none of the Bound has concluded contracts or agreements with other companies in the group, unless such contracts have been executed in market conditions, responding to legitimate reasons and taking into account the social objective of the Bound.

(W) Graña declares and guarantees that the shareholder structure and composition of the Group to the date of closure is contained in Annex l.

(X) Not (1) the Bound nor (2) the reference shareholders of Graña or (3) the directors, officers, employees, or representatives of those who belong to the Group or have belonged to the Group (including financial or legal adviser or any other external consultant, provided they have acted according to the instructions given by any of the Bound) (the “representatives”), have incurred directly or indirectly in the interest of the Bound in any of the cases detailed below:

(A) To participate in acts of corruption and/or bribery in respect of any: (I) Government Official, {ii) Government Entity, or (iii) any political party or candidate for political office or any person politically exposed (according to the definitions contained in SBS Resolution No. 4349-2016 or any other that modifies or replaces it or (iv) any officer or employee of any entity of any State, shareholders state company, State enterprise with private shareholders or State company with public powers, or a mixed economy company in which it develops operations;

(B) Engaging in illegal acts or practices to obtain consents, permits, licenses, approvals, authorizations, rights or privileges on the part of any State that could generate a benefit to any of the Bound;

(C) Commit to or participate in any type of crime or money laundering in Perú or the equivalent offences in case these had been committed in other countries.

(D) Infringe the anti-corruption and Prevention of Money Laundering, Financing of Terrorism or illegal mining rules.

(E) The Bound do not have any immunity regarding the jurisdiction and competence of the court, tribunal, arbitrator or any court or regarding any legal process or demand.

(F) The bank transfers that are carried out in compliance with the financial documents will not be subject to withholdings or deductions, unless the applicable law requires otherwise, to the extent that the Lender resides in Perú.

(AA) Insurance Policies underwritten by the Bound regarding their assets, business and relevant operations adequately cover their main assets from all risks of damage, loss or destruction with the coverages that are usual for companies that develop activities similar to those of the companies that make up the group, and have been contracted with insurance companies of first level in Perú, whereas the Bound are up-to-date on the payments of the corresponding premiums. The Bound have complied with the relevant obligations arising from the insurance policies to which they are subscribed.

Each of the Bound guarantees, regarding themselves, that all representations and warranties granted by them are, and will be by the Closing Date, on the Effective Date and on each disbursement date, complete, truthful and accurate in the terms that have been made. Otherwise, the respective Bound agrees to hold the Lenders, the Administrative Agent and the Agent harmless against any damages that any of them may suffer as a result of such lack of veracity or accuracy in accordance with Clause 17, as well as in paragraphs 12.5 and 13.2 of this Framework Agreement, respectively. Also, GyM will respond in solidarity with each of the Bound for the corresponding liability. The declarations and guarantees contained in this framework Agreement are subject exclusively to the exceptions expressly indicated for each one of them.

If, at any time during the term of this framework agreement, any declarations and guarantees cease to be correct, accurate, and complete the Bound shall immediately inform the Administrative Agent, with an indication of the reasons for the default of the corresponding declaration and guarantee, regardless of the fact that the lack of veracity, accuracy, and being completed constitutes an Event of Default in accordance with Clause 7.1 (C).

6. Obligations to follow and not to follow

6.1 Obligations to follow

In addition to the other obligations they assume in other clauses of this Framework Agreement and the other financial documents, Graña and GyM are obliged, as appropriate, in favour of Lenders and throughout the validity of this Framework Agreement, to the following:

(A) The timely payment of principal, interest, commissions, and other payment obligations under the financial documents. The remaining balance of the commission structure must be paid within (60) calendar days from the date of Closing.

(B) Maintain the secured obligations and guarantees in force and enforceable, and to establish, develop and achieve the entry of the guarantees in the records within the time limits referred to in Clause 9.

(C) Establish a trust fund under which Graña will transfer all remaining assets of the VCN Trust to a new equity trust fund, in case there might have been any after its liquidation, to ensure the secured obligations to Lenders and Scotiabank (in its capacity as Lender under the SBP Loan). The maximum term for the constitution of the trust fund shall be thirty (30) days from the liquidation of the VCN Trust.

(D) Allocate the amount from the Syndicated Financing Contract to the purpose for which it was originally intended as per the financial documents.

(E) Comply with the applicable laws including, amongst others, the obligations relating to (i) obtaining licenses, certificates, permits and other governmental authorizations necessary for the development of the activities that constitute their social purpose, as these activities are being carried out to the Closing Date; (ii) environment, {iii} labour rights and social security; (iv) mutual and pension funds; (v} tax revenues; and (vi) Anti-corruption standards or the Prevention of Money Laundering, Financing of Terrorism or illegal mining.

(F) To carry out all the necessary diligent actions (in accordance with the best practices of the industry, including, but not limited to actions for prevention, monitoring and/or control) to comply and ensure that the representatives and the Bound comply with the applicable laws including, amongst others, the obligations linked to anti-corruption standards and the Prevention of Money Laundering, Financing of Terrorism or illegal mining.

(G) To obtain, maintain and renew on time, as many authorizations, permits, licenses or approvals may be required by the applicable legislation for the normal development of their business.

(H) Maintain the validity and effectiveness of the Transaction Documents, including, without limitation, warranties, and perform all the necessary actions to comply with all the obligations laid down in the transaction documents of which they are a part of.

(L) Have contracted insurance policies with an insurance company of first level in Perú, covering its main assets against all risks of damage, loss or destruction with coverages that are usual for companies that develop activities similar to those of the companies that make up the group.

(J) To carry out their accounting books and records in accordance with the NIIF, the accounting principles generally accepted in Perú and the applicable law, by committing to making their annual financial statements audited by a firm of external auditors as included in Annex VII bringing to the attention of the Administrative Agent, in a timely manner, the name of the firm of auditors selected in the case of any changes to make their best efforts to comply with and to ensure that all Group companies comply with the Budget and with the sale of assets of Graña.

Regardless of the rights of senior creditors in the framework of the Financing Contracts Senior creditors under the guarantees of senior creditors and the credit rights of Scotiabank within the framework of the SBP loan under the guarantees of Scotiabank, maintain the rights to credit of Lenders, or any one of them, against the Bound arising from this Framework Agreement and the other financial documents, with the same or better range, privileges or preferences (pari passu) that the rights any other non-subordinated creditors of the Bound might hold, except those preferential required in the application of the Applicable Law.

Make sure that the flows from the trust funds that constitute the trust fund are used in accordance to the terms indicated in said Trust.

(N) To inform the Administrative Agent no later than the next day to having learned or having had to learn of having acted diligently, in case any third party has requested the initiation of a bankruptcy process, insolvency or corporate restructuring, against any of the Bound or in case there is a lien notification or any other preventive measure, inside or out-of-process, against any of the Bound.

(O) Remain as incorporated corporations current and constituted under the applicable law.

(P) To preserve and maintain their social purpose and type of business, as established up to the date of conclusion and signing of this framework agreement.

(Q) To refer to the Lenders, through the Administrative Agent (i) the audited annual financial statements, the individual audited annual financial statements, and the separate audited annual financial statements for financial year 2016 no later than 15 August 2017; (ii) the quarterly unaudited financial statements, the quarterly unaudited consolidated financial statements and the separate unaudited quarterly financial statements within the sixty (60) days following the close of each quarter; and (v) the audited annual financial statements, the individual audited annual financial statements, and the separate audited financial statements within one hundred twenty (120) days following the close of the respective year.

(R) Refer to the Lenders, through the Administrative Agent (a) updates related to the sale of assets of Graña provided they (i) are requested by the Lenders (acting through the agent), (ii) a substantial change has occurred in the scheme of sale of assets of Graña, and/or (iii) any sale of the assets included in the sale of assets of Graña has occurred; and (b) information regarding any substantial change to the budget and its implementation. Regardless of the foregoing, Graña shall hold a conference call with Lenders on a monthly basis during regular office hours to share the status of their asset sales scheme.

(S) Notify the Administrative Agent, within three (3) business days of having learned or having had to learn about having acted diligently, (i) of any act or event that constitutes or may constitute an event of default or a substantially adverse effect; (ii) any act that causes any type of corporate reorganization in which any of the Bound or the companies that make up the group take part on; (iii) the start of new litigation, and/or processes (including criminal proceedings), arbitration claims or embargoes involving any of the Bound, out of which contingencies may arise greater than or equal to US$ 2,000,000 (two million and 00/00); (iv) the beginning of any criminal process affecting the Bound, the reference shareholders of Graña and/or any representative who has acted on behalf of and/or for the benefit of the Bound; (v) the situation of insolvency, the beginning of voluntary bankruptcy proceedings of creditors or similar process of any of the companies belonging to the Group, in case such a situation does not generate a substantially adverse effect; (vi) any loss above US$ 100.000 (One Hundred Thousand and 00/100 Dollars), indicating, in turn, within a period of 30 days from the loss, the destination of the flow from the relevant equipment insurance compensation, and (vii) any action or circumstance that affects or could affect substantially the result of its operations or its financial situation.

(T) To fully comply with all the obligations set out in the transaction documents and materials of which it is a part of.

(U) To open and maintain the accounts provided for in the financial documents in accordance with the provisions of the Trust Agreement under warranty.

(V) In the event of incurring in the allowed debt referred to in Clause 6.2 (B) of this Framework Agreement, deliver the free availability flows of the projects in the terms provided there.

(W) Authorize the Lenders and the Administrative Agent to make advertising about the conclusion of the financial documents or the operation, in accordance with the terms agreed upon with the Bound.

(X) To maintain at all times the treasury of GyM in the trust as security or in accounts opened with the Lenders, with the exception of the Treasury of GyM linked to the contracts concluded with Técnicas Reunidas S.A. for the modernization of the Talara Refinery project (which can be managed in accounts opened in a bank other than the Lenders).

(Y) Refer to the Supervisor all information required in accordance with the Syndicated Financing Contract within the time limits specified in the service agreement concluded with that Supervisor as well as give him access-in the offices of GyM-to all the information reasonable and in a timely manner required for the proper execution of their services.

(Z) Refer to the Lenders, through the Administrative Agent, quarterly reports on the progress of the main works of GyM with respect to the original timetable within a period of 30 working days from the date when the quarter in question closed. In addition, provided there are material deviations in the corresponding budget, Lenders may request a report from an independent engineer, hired by GyM, regarding the origin of these deviations, provided GyM does not make this report available to the Lenders (if it exists).

(AA) Lift the embargo in the form of retention within a maximum period of ninety (90) calendar days from the date of Closing and refer a copy of the corresponding document to the Administrative Agent to verify its lifting.

(BB) Within ten (10) working days following the completion of the Graña investigation, Graña shall hold a teleconference between its national and international external advisers with its Lenders during regular office hours (Lima time) to share the investigation findings related to compliance with the applicable legislation and the statement included in Clause S(X).

(P) To conduct a teleconference between Graña, its national and international external advisers, and its Lenders, during regular office hours (Lima time), through which a progress report of the Graña investigation is shared, to the satisfaction of the Lenders.

(DO) Constitute the relevant trusts with customers following the guidelines as listed in Annex XI.

(EE) Notify the Administrative Agent within three (3) business days of signing a contract with a new client over which a new trust with clients will be established; and, to refer to the Administrative Agent, with a copy to the Supervisor, the budget indicated in the proposal of the corresponding project. Also, the final budget of the project must be sent to the Administrative Agent within a period of three (3) business days of being approved by the respective customer.

(FF) Comply with the invoice structure and provisions, in accordance with Clause 3.3.1 (G) of the Syndicated Financing Contract and with the value of the invoices and the value of the provisions (which serve as a basis for determining Section A), according to what is established in the Syndicated Financing Contract.

(GG) Meet the following commitments with the Lenders related to the opening and channelling of funds through bank accounts in the context of the Transaction Documents:

(A) Coordinate with the trustee of the trust fund so that, except as provided in the following paragraph, the accounts of the Trust are open at BBVA, BCP, Scotiabank and lnterbank, and in that order, for periods of three (3) calendar months, counted from the date of Closing.

As an exception to the above, it is noted for the record that:

(I) The project accounts will be opened, respectively, at BBVA, BCP, Scotiabank and lnterbank, according to what is stated in paragraph (b) below; (ii) the Trust Agreement will contemplate collecting accounts that will be opened in each of the following banks: BBVA, BCP, Scotiabank and lnterbank; (iii) the GyM Centralizadora Cascada account that will be opened at BBVA, Interbank, Scotiabank and BCP, successively, in that order for periods of three (3) calendar months from the date of closure and, iv) the account for the payment of the SBP loan will be opened at Scotiabank.

(B) Coordinate the opening of project accounts for contracts with clients with the trustee of the trust fund that: (i) a trust with clients was not foreseen; and, (ii) whose total remuneration is for an amount equal to or higher than US$ 15 million and 15’000,000 (00/100).

These project accounts should be opened at BBVA, BCP, Scotiabank or lnterbank, in the framework of the agreements reached with these Lenders to channel money flows from the trust fund, as referred to in the following sub-paragraphs.

(C) Channel monetary flows (payments and receipts, present and future) existing and future projects through the Project Accounts in accordance with the above-mentioned distribution and/or in accordance with any future agreement.

The goal of the distribution of project accounts is that the actual cash flows from the Closing Date and the estimated costs for the next twelve months from the date of Closing (or estimates for the next twenty-four months from the date of closing in the event an extension takes place) are channelled under the criteria of fairness and proportionality (approximately 25% for each one of BBVA, BCP, Scotiabank and Interbank). For the purpose of establishing these rules of equity and proportionality, the following is considered: (i) the monetary flows that correspond to projects whose total remuneration is equal to or higher than US$ 15 million and 15’000,000 (00/100); (ii) monetary flows channelled through bank accounts opened by these Lenders in the framework of trust with customers; and (iii) the money flows channelled through bank accounts opened by these Lenders in consortia led by GyM (in the ones where GyM has the ability to decide in which bank the accounts of the consortium will be opened or where it represents the majority).

After the period of twelve months from the signing of the Framework Agreement, there will be a review to evaluate (on the basis of projected cash flows for the following twelve months) if it is applicable to distribute the monetary flows of such projects in a different way. If this is the case and after GyM has coordinated with the Lenders the way in which such reallocation of the projects will be handled, GyM undertakes the coordination with the trustee of the guarantee trust (or with the trustee of the trust fund with the customer, as appropriate), so that such reallocation of money flows is carried out within a period of thirty (30) calendar days.

It is noted for the record that the present treatment of bank accounts, as well as the criteria of equity and proportionality mentioned above will also apply to existing trusts and trusts that GyM might be about to constitute corresponding to the Talbot project (Afinmuebles).

(D) Every time GyM gets a new project: (i) in which a trust with customers has not been set forth and (ii) whose total remuneration is an amount equal to or higher than US$ 15 million and 15’000,000 (00/100); GyM will request the opening of a new Account Project, which will open thereafter -and in that order- at BBVA, lnterbank, Scotiabank and BCP. In the event that a trust with customers has been set forth, the same criteria hereinafter referred to will be followed, specifying that in such case the opening of an Account Project in the trust fund does not apply, but the accounts of said trust with clients will be opened in the next bank. It is pointed out that this commitment will also exist for projects managed by consortia led by GyM (in which GyM has the ability to decide the bank where the accounts of the consortium will be opened or where it represents the majority in this consortium).

(E) GyM will send quarterly reports to Lenders aiming at assessing how the money flows have been distributed in the respective project accounts (or, as appropriate, in the accounts of the Trusts with clients), so that the way in which the money flows have been channelled through the open accounts at BBVA, BCP, lnterbank, and Scotiabank can be analyzed.

On the basis of those quarterly reports, or at any time provided that there is objective evidence (such as paralyzed assigned projects or with delays in progress according to initial estimates), a revision will be made to assess whether there has been a significant imbalance (up to 5 per cent in any of the months included in the above-mentioned report) in the allocation of monetary flows in the accounts at these banks. If such is the case, the bank may request a reallocation of such flows on a monthly basis. This reallocation will take place while trying to maintain the equity and proportionality criteria. GyM is committed to coordinate with the trustee of the trust fund (or with the trustee of the trust with the customer, as appropriate), so that such reallocation of cash flows is carried out no later than thirty (30) calendar days, without the need to have the approval of the majority of Lenders.

(HH) Subscribe the accessions to the guarantees of senior creditors formed including Scotiabank, in its capacity as Lender under the SBP loan, and to the Lenders, within fifteen (15) working days following the signing of this Agreement. In addition, subscribe the accessions to the second rank SBP guarantees within fifteen (15) working days following the signing of this Agreement.

(11) Comply with the delivery to Lenders of the projects questionnaires governed by SBS Regulation No. 1928-2015, Regulations for the Management of Environmental and Social Risk, duly completed and signed by the General Manager and the person responsible for environmental and social issues, if applicable, in the event the project to be financed falls within the cases covered by this regulation, as well as comply with any other obligations required by Lenders indicated in said rules and regulations.

(JJ) Ensure Vial y Vives sets a payment schedule for the refinancing of certain financial obligations with Banco de Chile that are guaranteed by the Stand-by Letter of Credit—Citibank, N.A., in such a way that the depreciation of the financial obligations occur within thirty-five (35) calendar days from the dates referred to in Clauses 8.2(8), 8.4.l (A (i), 8.4.2(a) and 8.4.2(C) of the Syndicated Financing contract.

In addition, ensure Vial y Vives allocates any excess cash flow after (i) it complies with payment of the obligations of the aforementioned schedule, as appropriate, and (ii) maintain a minimum of US$ 5,250,000 (five million, two hundred and fifty thousand dollars) cash flow; provided, however, Vial y Vives is in compliance with its obligations with Banco de Chile.

In case Vial y Vives does not set a payment schedule as referred to in the first paragraph of this subparagraph (JJ) within a period of thirty (30) business days from the date of closing, the Stand-by Letter of Credit—Citibank N.A. shall be executed in full and the corresponding amount will be postponed and incorporated into Tier C in accordance with the relevant provisions of the commitment of postponement. In this case, GyM and Graña are Bound to ensure that Vial y Vives allocates the funds received from the Chilean tax authority as tax refund, within a period of not more than five (5) business days to be applied in accordance with the provisions in paragraph 9.1.2 of the Syndicated Financing Contract.

In addition, ensure Vial y Vives refrains from any prepayment or modification to the schedule of payments referred to in this subparagraph (JJ).

6.2 Obligations not to follow

In addition to the other obligations not to follow that are assumed in other clauses of this Framework Agreement and in the other financial documents, Graña and GyM are obliged, as appropriate, in favour of the Lenders and throughout the duration of this Framework Agreement, to refrain from doing the following:

(A) With the exception of the allowed guarantees, refrain from providing (i) collateral, any type of lien or charge on property, items or assets of the estate of those societies, or pertaining their rights or income, present or future; and, (ii) any type of personal guarantees or any other commitments (whatever name they receive or the legal business through which they are established) which imply ensuring, on the basis of solidarity, jointly or in any other way, own, third party or group companies financial obligations.

(B) With the exception of the allowed debt, refrain from engaging in any kind of debt or appeal transactions. Also, in the event of incurring in the allowed debt as referred to in sub-paragraph (D) of the definition of allowed debt in Clause 1 of this Framework Agreement, the Bound shall request from Lenders funding through an extension of the Syndicated Financing Contract, as appropriate, in which case the Lenders have the right to receive the cash flows of the project, and the borrowers would not be able to yield the flows of the project to a third party. In the case of an extension of the initial expiration date, on the assumption that the Bound incur in the allowed debt with third Parties other than the Lenders due to their refusal (within the limits stated above) the Bound may assign the corresponding project cash flows in favour of a third party without prior written approval from the Lenders. Regardless, Lenders will have the right to receive the remainder of these temporary free availability flows in favour of third Parties, condition that must be included in the relevant trust.

(C) Do not grant financing to any person, except for commercial financing granted within the ordinary course of business with (i) customers or (ii) joint ventures, consortia or other associative contracts or special purpose vehicles that require funding in which GyM participates for up to a maximum annual amount of USD 5’000,000 and 00/100 (5 million dollars).

In addition, none of the following operations will be allowed, in favour, benefit, or for the account of other companies, joint ventures, partnerships, or other associative contracts or similar businesses: (a) acquire, assume, subscribe, or perform any type of business with the purpose of purchasing shares representing the capital of these companies or participations in such contracts; (b) perform any kind of contribution of funds, granting of guarantees or provision of financial assistance; or (c) commitments to business creation or promotion or constitution of joint ventures, consortia or other associative contracts or similar businesses that require provision of funds, either as capital or debt, except (i) that such funding is granted to another company of the group to develop those projects that qualify as allowed debt in accordance with the provisions of paragraph (D) of the definition of allowed debt as per Clause 1 of this Agreement; or (ii) those acts related to payments for the exercise of the sale options from Vial y Vives—DSD S.A. and Morelco S.A.S.

(D) Refrain from paying (i) interest or principal of any loan against its directors, managers or shareholders at Graña, and (ii) dividends or any other form of distribution in favour of the shareholders at Graña or GyM

(E) Not to conduct business with other companies in the Group or economically linked to the Group in conditions that are not in the market.

(F) Not to carry out investments or acquire assets in such a way that their annual Capex exceeds US$ 1,000,000 (one million and 00/00) a year (regardless of Capex investments to be financed through the allowed debt).

(G) Not to modify the accounting practices of any of the Bound in any sense that differs from the NIIF, the accounting principles generally accepted in Perú and the legislation applicable, except when such modifications are carried out in the application of the external laws to which Graña is subject to in its condition of company listed on the New York Stock Exchange (NYSE).

(H) Refrain from participating in any liquidation process, transformation, corporate reorganization, acquisition, merger or division of companies, nor acquire, directly or indirectly, shares or significant assets of other companies, competitors or not, unless: (i) in the case of operations provided for in the Sale of Assets of Graña known to the Lenders; or, (ii) reorganizations between group companies. In the event of a reorganization at the level of Graña and/or GyM, the companies arising from this reorganization must adhere to as guarantors of the financing and undertake all the obligations of Graña and/or GyM under the financial documents, as appropriate.

(I) Refrain from transferring its rights and/or its contractual position in the financial documents, except for the transfer of rights carried out as a means of payment and/or guarantee of allowed debt.

(J) Perform any action intended to exclude the actions of Graña from the Lima Stock Exchange and/or the New York Stock Exchange (NYSE}.

(K) Refrain from engaging in and take all the necessary diligent measures (according to best practices in the industry, including, but not limited to actions for prevention, monitoring and/or control) so that representatives and the Bound do not, directly or indirectly, carry out any offer, gift, payment or transfer, or promise of payment of money or any other object of value, or provide any benefit to any Government Official, governmental entity or person; provided that such acts may result in a violation of the anti-corruption standards and the Prevention of Money Laundering, Financing of Terrorism or Illegal Mining, directly undertaking full responsibility in the event that the Bound, reference shareholders at Graña or their representatives may incur in the future in any of the assumptions detailed in Clause 5 (X) of this Framework Agreement.

(L) Refrain from holding contracts on derivative financial instruments derived from speculative purposes. To this end, those that are not considered derivatives for speculative purposes that the borrowers contracted in the course of their operations to cover risks of exchange rate and the fluctuation in the pricing of international commodities that are required.

(M) Refrain from holding trusts with customers, except for: (I) contracts with clients in which: (a) a total remuneration for an amount that exceeds US$ 20,000,000 (20 million and 00/100 Dollars} has been agreed upon; and (b) the trust agreement is held following the guidelines previously approved by the Lenders; or (ii) it includes the approval of the majority of the Lenders.

(N) Refrain from making changes to the trusts with customers, unless (i) with prior approval from the Lenders, or (ii) they include changes that do not affect any of the rights of the Lenders under this Agreement, for which the guidelines in Annex XI will be taken into consideration.

(O) Refrain from authorizing direct bank transfers to the Sub-Contractors GSP account (as such term is defined in the trust fund contract) in favour of sub-contractors with whom a written agreement for the refinancing of obligations had not been reached, in which case a copy of the Agreement shall be sent to the Administrative Agent.

Also, refrain from authorizing direct bank transfers to the Sub-Contractors GSP account (as such term is defined in the trust fund contract} until the Lenders have previously approved the Maximum amount Sub-Contractors GSP (as such term is defined in the trust fund contract).

7. NON-COMPLIANCE EVENTS

7.1 Non-compliance events

The Parties agree that each of the following circumstances constitutes a non-compliance event (a “Non-Compliance Event”):

(A) If the borrowers breach any of their payment deadlines for (i) any fees, an amount related to the capital or interest or fees owed under the Syndicated Financing Contract or the remaining financial documents, and/or (ii) any fees, expenses, services, or any other concept that they must pay and/or reimburse under the financial documents, within the established payment deadlines for each of these concepts.

(B) If the guarantees are not registered and established within the time limits referred to in Clause 9, provided that the majority of the Lenders would not have granted an additional period.

(C) If any of the representations and warranties declared in each moment that they were granted, is untrue, inaccurate or incomplete, or if one of them becomes false, incorrect, inaccurate or incomplete by the change of circumstances to the date in which they were granted.

(D) If it turned out that the data and documents provided by the Bound are incorrect, inaccurate, or omitting information that served as basis for the granting of the financial documents; so that, in the absence of such falsehood, inaccuracy or omission, Lenders would not have agreed to grant the financial documents.

(E) If any type of bankruptcy process or proceedings, financial restructuring regulated under the applicable laws, or any process of cessation of payments or liquidation, provided that this process has not been raised within a period of thirty (30) calendar days counted from the date of notification to Graña and/or GyM; or Graña and/or GyM starts any kind of process of bankruptcy, insolvency proceedings or restructuring assets regulated under the applicable law, process of cessation of payments or liquidation.

(F) If the Bound fail to comply with any of the obligations undertaken under any of their contracts when as a result of this failure a substantially adverse effect takes place, or could take place. Also, it will be considered an Event of Default if any contract or agreement that the Bound hold is accelerated or resolved, so that such a situation affects their ability to pay and this generates a substantially adverse effect.

(G) If any authorization of any governmental entity that is required or may be required by Graña and/or GyM according to the applicable legislation for the normal development of its business, it ceases to be effective and in full force; and, the situation is not remedied within a period of fifteen (15) calendar days from the date in which it was acknowledged or in which it had to be acknowledged as having acted with due diligence.

(H) If Graña and/or GyM infringes any of their commercial payment obligations by amounts which, individually or accumulated, are in excess of US$ 1,000,000 (one million and $00/00); or Graña and/or GyM infringes any payment obligation derivative of any debt whose amount, individually or accumulated, is in excess of US$ 1,000,000 (one million dollars) and 00/00 (different from the one derived from the Transaction Documents or from a contract with any of the Lenders, including but not limited to the SBP loan for whom no minimum amount will apply. The payment obligations of a commercial nature or arising from debt incurred by Graña, GyM and/or their respective subsidiaries in the development of the “Improvements to the country’s energy security and development of the Southern Perú” pipeline project, are excluded from this assumption.

(I) If any debt owed by Graña and/or GyM for an individual, or accumulated amount, of more than US$ 1,000.000 (one and a half million 00/00) becomes liquid, due and enforceable before its ordinary expiration date (different from the one derived from the Transaction Documents or the one contracted with any of the Lenders, including, but not limited to the SBP loan, for whom no minimum amount will apply)

(J)

(K) If, as a result of preliminary research against any of the Bound, Graña reference shareholders and/or their representatives in connection with any of the assumptions detailed in clauses S(x) and 6.2(k) of this Framework Agreement, the judge or competent body issues a writ of prosecution.

The Parties clearly establish that once the supposed content in the present sub-paragraph (a), the determination of the configuration of this particular event of default shall be agreed to by the Lenders, exceptionally, by unanimity. This determination may be made at any time and in the opportunities that Lenders consider appropriate. It is noted for the record that the Event of Default specified in this subsection (a) shall be configured when the Administrative Agent communicates to the Bound that the Lenders have unanimously decided to declare the present event of non-compliance.

(B) If, as a result of the investigation of Graña, any of the Lenders learns that any of the Bound, reference shareholders of Graña and/or their representatives have engaged in any of the situations detailed in clauses S(x) and 6.2(k) of this Framework Agreement.

(C) If any of the Bound, reference shareholders of Graña and/or their representatives (i) have recognized, supported, accepted or confessed to any of the acts specified in Clauses S(x) or 6.2 (k) of this Framework Agreement, or (ii) have applied to a procedure of effective collaboration or similar special procedure of admission of criminal responsibility regarding the acts specified in Clauses S(x) and 6.2 (k).

(K) If subsequent to the closing date the Peruvian government performs any act which, in the judgement and discretion of the Lenders (i) may result in the deprivation of any of their rights as Lenders under any of the financial documents, or (ii) confiscates, expropriates or nationalizes the ownership or control of the Bound on their property or assets, significant shares or rights, which put at risk the cash repayment of the obligations arising from the financial documents or could reasonably be expected to produce a substantially adverse effect.

(L) If any event or circumstance takes place that generates or could reasonably be expected to generate a substantially adverse effect.

(M) If any of the Bound or any company of the group starts a procedure aimed at obtaining a ruling of a governmental entity with regard to the invalidity, voidability, enforceability, rescission or resolution of one of the financial documents or if any of the financial documents is declared null, voidable, unenforceable, resolved or terminated by a governmental entity as a result of a request initiated by any person other than the Bound or the Group companies.

(N) If Graña and/or GyM (i) fail to comply with any of the obligations to do or not to do (that were not collected in another Event of Default) regulated in this Agreement and in other financial documents, or (ii) any reimbursement related to the obligation described in subsection (a)(ii) of this paragraph 7.1; and such failure was not completely resolved or in the event that it is susceptible to correction (not being in any case subject to correction, for example, the failure to comply to the provisions of Clause 6.2 (k), 6.1(e)(vi) or 6.1 (A) of this Framework Agreement) within a period of fifteen (15) days from the first of the following dates (i) the Administrative Agent will notify Graña and/or GyM about the existence of such a breach, or (ii) the time at which Graña and/or GyM learns of such breach or would have learned had they acted with due diligence.

(O) If any of the Bound:

(I) Was required, under court resolution or arbitration award, to pay third Parties quantities whose individual or accumulated amount is in excess of US$ 1,000,000 (one million and 00/00), unless the Bound had sufficient funds to meet such payments and does so with free flows (that Lenders should not be entitled to receive under the Transaction Documents) or subordinated debt. The exception here collected shall not apply in case of the imposition of any type of sanction in the event of any of the assumptions listed in clauses S(x) or 6.2 (k) of this Framework Agreement, whatever the amount;

(Ii) Suffered embargoes or executions of any real guarantees of assets of any nature, in excess of US$ 1,000,000 (one million and 00/00), or

(iii) Suffered expropriation, confiscation or seizure of assets above an annual threshold, individual or accumulated, in excess of US$ 1,000. A million and 000 (00/00).

(P) If ultimately sanctions are imposed to Graña and/or GyM in amounts which, individually or accumulated, exceed US$ 1,000,000 (one million and 00/00) in the same year, it may be an event of non-compliance with the imposition of any type of sanction for non-compliance with anti-corruption standards or the Prevention of Money Laundering, Financing of Terrorism or Illegal Mining, regardless of the amount.

(Q) If there is a change in the social object of Graña and/or GyM or the suspension or termination of a substantial part of the commercial operations that they currently carry out directly or indirectly, except for those arising from the implementation of the sale of assets of Graña and that has been informed to the Lenders.

(R) If the group auditor does not issue opinions on the financial statements of Graña and/or GyM within the time limit, or had been issued an opinion, but with caveats that question the capacity of Graña and/or GyM to comply with its undertaken obligations by virtue of the financial documents.

(S) If any of the Bound is (i) formally and with sufficient evidence to the reasonable judgement of the Lenders, in a criminal proceeding by a governmental entity or government official for crimes of drug trafficking, terrorism, kidnapping, money laundering, terrorist financing and management of resources linked to terrorist activities or other crimes related to money laundering and financing of terrorism, and the Bound had not submitted the appropriate disclaimers in a period of ten (10) days; (ii) included in lists for the control of money laundering and financing of terrorism managed by any national or foreign authority, such as the list of the Office of Foreign Assets Control—OFAC issued by the Department of the Treasury of the United States of America, the list of the Food and Agriculture Organization of the United Nations and other public lists related to the subject of money laundering and financing of terrorism that are of common reference by financial institutions, or (iii) convicted by the competent authorities in any type of judicial proceedings related to the perpetration of the previous offences.

(T) If any (i) accident, strike, unemployment or any other labour problem takes place, or (ii) an accident, fire, explosion, drought, storm, hail, earthquake, or any other circumstance, provided that, in any of the two assumptions here, affects the businesses and properties of any of the Bound, generating a substantially adverse effect.

(U) If, within a period of ninety (90) calendar days from the date of closing the embargo in the form of retention is not lifted and a copy of the relevant document was not forwarded to the Administrative Agent to verify its lifting.

7.2 Consequences of the configuration of an Event of Default

In case an event of default takes place under the Syndicated Financing Contract and the Administrative Agent notifies borrowers of the occurrence, the Borrower shall acknowledge unto the Lenders from the time the event of non-compliance takes place, over the unpaid balance of the amount provided under the Syndicated Financing Contract, the rate of compensatory interest over the interest rate for non-compliance, up to the day of payment to the Lenders of the total of the amounts due under the syndicated financing contract or any other financing document.

The interest rate for non-compliance shall automatically be paid from the date on which the borrowers fail to comply with the respective payment and the event of non-compliance referred to in subsection (a)(i) takes place, without the need of a formal declaration, additional notification or any other formality. In the event the Administrative Agent or the Lenders notify the Bound of any of the events of non-compliance referred to in Clause 7.1, the borrowers will acknowledge the increase of the risk in favour of the Lenders, according to the provisions on the syndicated line of issuance of new bonds and commitments to maintenance of existing bonds.

Also, in the event that any of the events of non-compliance described in Clause 7.1 takes place, without it being corrected in the above deadlines indicated in their case, most Lenders (except in the case that unanimity is required of Lenders, in accordance with Clause 14.2(Q)) may, as a matter of law and through the Administrative Agent and/or Securities Agent, as applicable:

(A) Declare the present Framework Agreement and other financial documents resolved, and/or declare the repayment deadlines expired by virtue of the loan under the Syndicated Financing Contract and the time limits under the Syndicated issuance of new bonds and commitment to maintenance of the existing bonds, by means of notarial procedures to borrowers, along with the corresponding balance liquidation, and demand the immediate payment of all amounts owed to the Lenders under the Syndicated Financing Contract and the total replacement of the bonds under the Syndicated line of issuance of new bonds and commitment to maintenance of existing bonds;

(B) Execute and/or demand the full cancellation of the amounts due under the financial documents;

(C) Execute any promissory note in their possession;

(D) Proceed with the implementation of the guarantees referred to in paragraph (c) of sub-paragraph 9.2 and require the corresponding payments under the guarantees listed in sub-paragraphs (A) and (B) of paragraph 9.2, as appropriate in each financing document. Regardless of the foregoing, in the case of the guarantees listed in sub-paragraphs (a) and (b) of paragraph 9.2, its implementation could start provided that all obligations have been cancelled under the contracts of senior creditors and SBP loan; and/or

(E) In the event of the resolution of contracts due to which the guarantees were implemented, start the procedure to request compensation for damages.

The delay on the part of Lenders in the exercise of the rights referred to in this paragraph shall not, in any case, the presumption of waiver thereof.

In the event of the resolution of the Framework Agreement or if payment deadlines are in arrear from the secured obligations, all commitments by Lenders in connection with the financial documents and all the obligations that may arise out of these will be immediately terminated and declared non-existent so that borrowers will not be able to perform any request for disbursement under the Syndicated Financing Contract or any request for issuance of bonds under the Syndicated line of issuance of new bonds and commitment to maintenance of existing bonds.

The resolution of the different financial documents other than the guarantees does not disrupt in any way the guarantees provided to the Lenders, which shall remain in full force and effectiveness until full payment of the Bound obligations.

8. The bonds and the commitment of deferral

8.1 Contracts and existing lines of bond letters

Effective from the date of closure, the Bound and the Lenders agree to hold the Syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds with the purpose of establishing, amongst other things, that the rights Lenders have at any given time upon the Bound (in their capacity as ordering Parties) by virtue of their respective bonds shall be due on the terms agreed with the corresponding Lender (in their capacity as bonding company under the contract or corresponding line of bonds) unless it expressly results in deferral by virtue of the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds.

8.2 Commitment of Postponement

From the Effective Date and until the maturity date of the Initial or final deadline, as appropriate, the Lenders (in their capacity as loan entities) that would have issued new bonds in favour of the Bound under the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds, or having issued any of the existing bonds, will agree to defer its enforceability in the event of the execution of any Bond, effective from when the corresponding Lender would have made the payment resulting from the execution of the bond in question, so that, from that date, the amount earned goes on to be automatically regulated and without the need to grant any additional documents by the Parties, by the terms of the Syndicated Financing Contract.

The amounts corresponding to the accrued amounts to be required from the execution of the bonds will be incorporated into the Syndicated Financing Contract as a new tier (Tier C not revolving) without reducing the amount available for Tiers A and B, in accordance with the provisions to that effect in the Syndicated Financing contract, thus increasing the total amount financed by the corresponding Lenders who were executed bonds reducing the total line available for the issuance of bonds (the maximum bonded amount or the maximum of existing bonds, as appropriate).

The Parties note for the record that to these amounts that are incorporated into the Syndicated Financing Contract the assumptions of total Prepayment Required and Partial mandatory prepayment will apply, as well as the structuring of Tier C in the amount deferred, payable on the date of the deferral. The Commitment of postponement here provided shall not apply in relation to the securities backed by Graña and/or GyM (these are the ones issued to CAM Perú, Vial y Vives and Vía Expresa Sur) that have been carried out on the assumption that CAM Perú, Vial y Vives and Vía Expresa Sur, as appropriate, would have met the payment arising from the execution of the bond. Otherwise, Lenders agree to defer the payment of such bonds, in accordance with the provisions on this Section 8.2 and in accordance with the terms of the Syndicated Financing Contract.

8.3 Replacement of the Bonds

The sureties must be replaced according to what was established in the assumption of replacement provided for in the Syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds.

The means to execute the replacement of the sureties will be regulated in the syndicated line of issuance of new bonds and the commitment to maintenance of existing bonds. Alternatively, if it is not possible to refund or replace the bonds, the Bound shall constitute a monetary deposit (cash collateral), in the terms set forth in the corresponding financing Document.

9. Guarantees of the operation

9.1 In support of the Operation, the Bound have granted or will grant the guarantees in favour of the Lenders as warranty for the secured obligations, for which the Parties have signed the contracts where the guarantees are implemented.

9.2 The guarantees that will support the secured obligations will be the following:

(A) Guarantees of second or third rank, as appropriate, to the guarantees of senior creditors, once each of these have been set up within the time limits provided for in the senior creditors Financing Contracts (“Guarantees of second or third rank Graña”);

(B) Guarantee of second rank in the Stracon share trust, in the GyM equipment trust and in the Stracon Equipment trust (“Guarantees of Second Rank SBP”) provided that the Administrative Agent subscribes to the statement of commitment for each of the above-mentioned trust agreements;

(C) The Trust Fund referred to in Clause 9.5 (this guarantee referred to in paragraph (C) will be referred to as the “guarantee”); as detailed in Annex II.

9. 3 The participation of Lenders in connection to the guarantees already granted in the framework of the senior creditors guarantees, the Stracon shares trust, the Stracon Equipment trust and the GyM Equipment trust will be passive in nature, having signed the accession documents that correspond to these contracts. In the case of the Guarantee contracts of second or third rank Graña is to be subscribed after the Closing Date, the rights that the Lenders will have shall be mutatis mutandis, similar to those that have already been given in the contracts to formalize the guarantees of senior creditors that were already signed prior to the Closing Date.

9.4 In addition, once each and every one of the obligations have been paid, and secured by the guarantee of first rank on the assets encumbered by the guarantees of second or third rank Graña and/or guarantees of Second Rank SBP, the Bound commit to granting as many documents, public or private, as necessary for the purposes of ratifying and formalizing the conversion of the Guarantees of second or third rank Graña and/or guarantees of Second Rank SBP in guarantees of first or second rank, respectively, in so far as it is necessary in accordance with the respective guarantees of second and third rank Graña and/or guarantees of Second Range SBP, as appropriate. Also, once the obligations of Graña under the senior creditors Financing Contracts have been settled, Graña must provide all remaining assets of the VCN trust after its liquidation, in case they had, to a new equity trust aiming at obtaining $8,500,000 to be lodged in order to ensure the secured obligations towards Lenders and Scotiabank (in its capacity as Lender under the SBP loan).

9.5 The Guarantee Trust shall be constituted with the following purposes:

(A) Support the implementation of the secured obligations, by means of a trust fund transfer of trust dominion.

(B) Following the provisions and procedures laid down in the trust fund contract, channel (i) the disbursements made by the Lenders under the Syndicated Financing Contract; (ii) the payment to suppliers, and (iii) the repayment of the secured obligations to Lenders.

9.6 The Parties note for the record that the guarantees will support all the secured obligations in the particular range according to each document.

9.7 The implementation of the guarantees may be implemented in the case of an Event of Default. In the case of the guarantees of second or third rank Graña and/or guarantees of Second Rank SBP, provided all obligations under the Financing Contracts Senior creditors and/or SBP loan have been fulfilled, as appropriate.

9.8 The Guarantee of First Rank must have been established (including registration in the public registry authorities) within a maximum period of thirty (30) days from its granting. The aforementioned period may be extended automatically by thirty (30) additional working days on the assumption that the respective warranty is still in the process of registration in the corresponding Register and borrowers can prove to the satisfaction of the Lenders who have made their best efforts to achieve the inclusion in the initial period.

In the case of the guarantees of second or third rank Graña, they shall be subscribed and enrolled within the time limits provided for in the respective Financing Contracts senior creditors.

In the case of the guarantees of Second Rank SBP, these should be subscribed to no later than the closing date and enrolled in the corresponding public registry within a maximum period of thirty (30) days from its granting. The aforementioned period may be extended automatically by thirty (30) additional working days on the assumption that the respective warranty is still in the process of registration in the corresponding register and borrowers can prove to the satisfaction of the Lenders who have made their best efforts to achieve the inclusion in the initial period.

In each of the subscription dates of the first rank and/or guarantees of second and/or third rank, as appropriate, as well as on the date of formalization of the conversion of the guarantees of second or third rank Graña and/or guarantees of Second Rank SBP in guarantees of first or second rank, respectively, in so far as it is necessary to receive the legal opinion from the legal advisors for the Lenders and the legal advisers of Graña and/or GyM with respect to, amongst others, the powers of the representatives, and the capacity of the persons constituting the aforementioned guarantees, and on the validity and enforceability of such assurances.

10. Replacement of existing notes and issuance of notes

10.1 Existing Notes will be replaced on the Effective Date, at which time the Lenders will deliver the Existing Notes and the respective Bound will deliver the Promissory Notes, as set out in the Syndicated financing Loan contract and the Syndicated issuance line of new bonds and commitment to maintenance of the existing bonds.

11. Assignments and Accessions

11.1 The Parties agree that this framework agreement and the other financial documents shall be open to the adhesion of Lenders by following the procedure described in clause 11.4.

11.2 The Parties agree that the Lenders may yield their contractual position and rights under any financing document, which shall be communicated in writing to the Administrative Agent and to GyM and follow the procedure described in clause 11.4.

11.3 The Parties agree that for the purpose of the financial documents, (i) for the adhesion of new Lenders only the unanimous agreement of the Lenders will be required; and (ii) for the Lenders to yield their contractual position the unanimous agreement of the Lenders will be required unless (a) the transferee is one of the Lenders, or (b) the transferee is a Peruvian bank or branch of a foreign bank (with operational capacity for the purpose of the financial documents) and, in both cases, SBS has a rating of not less than A-. In case the new Lender does not comply with any of the conditions listed above, or with the internal policies on the prevention of money laundering and terrorist financing laid out by the Administrative Agent, the Administrative Agent may resign his post in accordance with the provisions set out in Clause 12.8.

11.4 The new Lender, by transfer or by adhesion, shall comply with the provisions in paragraph 11.3 and previously or simultaneously adhere to the Framework Agreement and the other financial documents according to the following procedure:

(A) The adhesion must be formalized through unilateral adhesion document conforming to the model attached in Annex VIII of this Framework Agreement, under which, the creditor will adhere to the financial documents that apply in each case and, from the date of adhesion, it will assume all rights and obligations arising out of that position in accordance with the financial documents. It is pointed out that, the amount under the Syndicated Financing Contract could be increased, with the maximum amount secured under the Syndicated line of issuance of new bonds and commitment to maintenance of existing bonds.

(B) The adhesion shall be stated in this Framework Agreement as well as the financial documents that apply.

(C) Once the adhesion has been done, the Administrative Agent shall, on the same day or the next working day at the latest, deliver a simple copy of the public document of adhesion to the Lenders and to the Bound and the new shares of Lenders in the relevant financial documents.

11.5 The Bound shall not yield their contractual position under the financial documents without prior consent of the Lenders and the Administrative Agent, in accordance with the provisions of paragraph 11.3 above; and, according to what is established in this Framework Agreement and the other financial documents, as applicable.

12. Administrative Agent

12.1 Appointment

Regardless of the fact that the various financial documents are independent, the Lenders assign La Fiduciaria S.A so that from the date of closing they act as an Administrative Agent. Therefore, the Lenders grant by virtue of this Framework Agreement in favour of La Fiduciaria S.A. so that it acts under its instructions, as special agent of irrevocable capacity for the Lenders, to all intents and purposes set out in this Framework Agreement and the other financial documents, being vested with all the powers and powers necessary for the performance of its Functions. For these purposes, the Parties agree that:

(A) The performance of the Administrative Agent and of their responsibility will be the one established in the present clause; and,

(B) The Bound are notified of the appointment of La Fiduciaria S.A. as Administrative Agent, in the terms set forth above.

12.2 Mandate

Without detracting from the independent nature of the obligations of the Lenders, it is agreed that with regard to the development and operation of the financial documents the Administrative Agent acts as a special fixed representative for the Lenders, and must therefore be understood that payments of any nature arising from the financial documents must be carried out by the Borrowers (or, as the case may be, the remaining Bound) to the Administrative Agent (such payments are those made through the trust fund, in favour of Lenders, according to the instructions of the Administrative Agent), coming into a releasing effect for borrowers as if they had been received in a proportion corresponding to the other Lenders. In the same way and while not otherwise set forth in the financial documents, any notification made or received by the Administrative Agent shall have the same effect as if it had been made or received by all Lenders.

In this regard, the Parties declare to know and accept that the Administrative Agent, at all times shall act on the instructions of the Lenders, so that in no case may make discretionary decisions with respect to the documentation submitted by the Bound or as to the content of the communications that refer to them or to the trustee of the trust fund, in accordance with the provisions set out in this Framework Agreement.

12.3 Payments

It is understood that the payment dates are those specified in the financial documents. Except as otherwise expressly provided for in the financial documents, all payments for principal, interest and fees that Borrowers (or, as the case may be, the Bound) in accordance with the financial documents, will be distributed by the trustee of the trust fund, according to the instructions of the Administrative Agent, according to the amounts that the majority of Lenders indicate.

For this purpose, with an anticipation of not less than five (5) working days to the payment date—as that term is defined in the syndicated line contract, Lenders shall notify the Administrative Agent of the amounts due that must be received by the Payment Due Date—so that at all times the Lenders are paid at rates identical to those of the credits they hold as owners in the face of the borrowers, so that they instruct the trustee to guarantee the transfer of the funds corresponding to the contributions with respect to each of the instalments, as the case may be.

12.4 Powers of Representation

The powers of representation that Lenders give the Administrative Agent shall be understood to be limited to those actions and measures that may be necessary for the implementation and effectiveness of the covenants contained in the financial documents, according to the instructions that are sent by the majority of the Lenders or the unanimity of the Lenders on the basis of application. In this sense, the individual performance of the Administrative Agent shall be considered by the Bound as enough action from the Lenders.

By this, each one of the Lenders is committed to providing assistance and collaborate as necessary with the Administrative Agent, including participating in the negotiation and implementation of the documents, both public and private, that might be necessary or desirable for the implementation and effectiveness of the covenants contained in the financial documents, including, if necessary, to ratify the action taken by the Administrative Agent in fulfilment of their obligations.

The Lenders agree that the Administrative Agent will not be obliged to comply with the obligations set out in this Agreement, as long as they do not receive express instructions from the majority of Lenders or the unanimity of Lenders on the basis of application, when it would have been required.

12.5 Responsibility

In the exercise of its powers of representation, the Administrative Agent shall not incur in any liability if it complies with the instructions provided by the majority of Lenders or the unanimity of the Lenders on the basis of application. In no case shall the Administrative Agent assume the role of trustee for other Lenders, borrowers and remaining Bound or any other person.

Each of the Lenders acknowledges and agrees that they are and will continue to be the only responsible party of conducting their own assessments and investigations with respect to the financial situation, credit risk, activity, legal regime and legal nature of the obligations or of the group.

In particular, the Administrative Agent shall have the authority to sign any document on behalf of the Lenders, provided that it has obtained the consent of the majority of the Lenders or the unanimity of the Lenders on the basis of application, and is not responsible or liable for the subscription.

None of the representatives or employees of the Administrative Agent, irrespective of their category, condition or assignment, shall be liable to any kind of personal responsibility in front of the other Lenders as a result of their performance in relation to the financial documents.

The Administrative Agent will be able to abstain from doing any act that may, in its reasoned opinion, constitute a violation of a law or regulation or which may give rise to legal actions of another person, and be able to do everything, in its reasonable opinion, necessary or desirable to comply with a law or regulation.

In the performance of their duties and functions, which are non-discretionary, the Administrative Agent assumes no other liability other than those arising from gross negligence or wilful misconduct. Therefore, the Administrative Agent is free of any liability for damages in respect to the Lenders and the Bound, as well as their representatives and/or third Parties, the assignees or successors for each one of them, as long as they comply with due diligence, as referred to in the present Framework Agreement and the written instructions that will be sent by the majority of the Lenders or the unanimity of the Lenders on the basis of application.

Regardless of the provisions, Lenders have an obligation of solidarity, expressly and unconditionally to indemnify the Administrative Agent and each of their respective officers, directors, employees, agents and advisers, by each and every one of the direct damages that they may suffer as a direct result of the conclusion and implementation of the Framework Agreement, despite having performed in accordance with instructions and previsions, provided no fraud or gross fault of the Administrative Agent, including but not limited to cases in which the Administrative Agent, either during the term of the Framework Agreement or subsequent to the entry into force of the same, up to ten (10) years from the date of termination of the framework Agreement , be subject to lawsuits, claims, legal actions, precautionary measures, within or outside the process or claims, brought on by any cause not attributable to any jurisdiction and judicial, arbitration or administrative by third Parties, whomever they might be, the Lenders remaining in the same terms as required, in solidarity, to assume and pay all the costs and attorney fees that are reasonable and adequately supported, of the processes judicial and/or administrative and/or arbitration awards referred to above, as well as to assume and pay all and each one of the sums of money that the Administrative Agent should be obliged to pay pursuant to orders, judgements-or mandates issued in the judicial and/or administrative and/or arbitration awards referred to above, without reservation or limitation, staying in the same terms required to pay the sums of money that the Administrative Agent requested in writing, attaching a copy of the orders, judgements, arbitration awards and payment vouchers to support their claim within the following five (5) days if required.

In relation to the expenditure on external legal counsel, the Parties agree that the Administrative Agent will hire their own external legal advisers. In case officers, directors, employees, agents and advisers of the Administrative Agent are involved in the same procedure or process either administrative, judicial or arbitration proceedings, all will be represented by a single law firm or external legal counsel, unless there is a conflict of interest between them; in which case, each of the Parties involved in the conflict will have a different external legal counsel.

12.6 Costs

Lenders must make available to the Administrative Agent, within (3) days from when it was requested, in proportion to their share in the total of the amount financed under the Framework Agreement, all amounts that will be charged to borrowers in accordance with the financial documents, that would not have been voluntarily repaid by them and which, by reason of the financial documents, perform in the common interest of the other Lenders, provided that such expenses are duly justified and regardless of the outcome favourable or unfavourable performance or measures that gave rise to the disbursement. It will not be the responsibility of the Administrative Agent the assumption of costs borne by borrowers or Lenders.

12.7 [INTENTIONALLY LEFT BLANK]

12.8 Replacement and resignation of the Administrative Agent

The Administrative Agent may resign by written notification addressed to all Lenders and to all Bound, in which case Lenders shall have the right to appoint a new Administrative Agent by agreement of the majority of the Lenders.

Regardless of the foregoing, the Administrative Agent will send to the Lenders a list of proposals to take into consideration for the election of the new Administrative Agent.

In the case that, within fifteen (15) days following the notification, Lenders have not appointed, or have not accepted the appointment, the resignation of the Administrative Agent shall take effect, regardless of the actions to be taken by the Lenders for the appointment of the new Administrative Agent.

The new agent will be vested with the same rights, powers and duties of the outgoing Administrative Agent, in accordance with the terms of this Clause.

On the assumption that the Administrative Agent will merge or be absorbed by another entity, the resulting entity shall be subrogated to all the rights and obligations corresponding to the Administrative Agent.

12.9 Revocation of Administrative Agent

The possibility is expressly provided so that Lenders can revoke the appointment of the Administrative Agent for breach of their duties or the existence of reiterated differences with the rest of Lenders, provided that, at the same time, another Administrative Agent from among the Lenders is assigned to accept the charge. The revocation of the previous Administrative Agent and the appointment of the new one will be established in a public document and shall be notified to the Borrowers, going into effect from then on, both the revocation as well as the new appointment.

The new agent will be vested with the same rights, powers and duties of the outgoing Administrative Agent, in accordance with the terms of this Clause. The costs incurred as a result of the revocation of the Administrative Agent shall be borne by the Bound.

The revocation of the Administrative Agent and the appointment of the new Administrative Agent shall be decided by a majority of the Lenders with the abstention of the Administrative Agent.

13. Securities Agent

13.1 Appointment

The Lenders and Scotiabank name and designate La Fiduciaria S.A. as Securities Agent, for it to represent the Lenders and Scotiabank (in its capacity as Lender under the SBP loan) for all purposes set forth in this Clause 13.

Lenders

With the signing of this framework agreement, the Securities Agent receives all the powers and faculties required to perform all those actions and measures as may be necessary or merely convenient for the implementation and effectiveness of the covenants set forth in this Clause 13.

For these purposes, the Parties agree that the Securities Agent is obliged to:

(A) Intervene in the trust fund acting on behalf and for the account of the Lenders and Scotiabank, to the effect of forwarding the instructions that the framework of this contract, in accordance with the instructions to submit to the Lenders (either by majority or unanimity, as appropriate), and Scotiabank, in virtue of the financial documents and the SBP loan, respectively.

(B) Intervene in the Guarantees of second or third rank Graña, in the interest of and on behalf of the Lenders and Scotiabank, refer to the instructions on the framework of this contract, in accordance with the instructions to be submitted to the Lenders (either by majority or unanimity, as appropriate and, under the financial documents and the SBP loan, respectively).

(C) Receive payments made as a result of the implementation of the guarantees, in order to distribute them to the Administrative Agent and to Scotiabank, according to the instructions of the majority of Lenders and Scotiabank, under the financial documents and the SBP loan, respectively.

(D) Apply every amount obtained from the agents or entities that carry out the procedure of execution of guarantees, in accordance with what is established in the guarantees.

Similarly, the Parties agree that the decisions relating to the guarantees (different to the guarantees of Scotiabank), must be agreed upon by the majority of Lenders, and Scotiabank, in their capacity as Lenders under the SBP loan. For the purposes of determining the participation of each of the Lenders and Scotiabank in these agreements -which must be notified to the Administrative Agent-, they shall refer to the total participation in the transaction documents, i.e., the sum of the Lenders in the financial documents and Scotiabank and in the SBP loan.

In response to the above, in case the trustee asks the Securities Agent for specific instructions for the fulfilment of its obligations under the contract, the program will ask the Lenders and SBP to pronounce on this request. In that sense, the Lenders and the SBP are obliged to refer the instructions requested by the Securities Agent in the day of receipt of the request or at most within the next day of requested.

13.2 Responsibility

In the exercise of its powers of representation, the Securities Agent shall not incur on any liability if it complies with the instructions provided by the Administrative Agent, in accordance with the instructions of the majority of the Lenders or the unanimity of them, as appropriate in accordance with the financial documents; and the SBP, in virtue of the SBP loan. The Securities Agent may, at any time, and even if they are not obligated to do so, request instructions from the Administrative Agent and from SBP. In no case shall the Securities Agent assume the role of trustee for the other Lenders, borrowers and remaining Bound or any other person.

Each of the Lenders acknowledges and agrees that they are and will continue to be the only responsible party to conduct their own assessments and investigations with respect to the financial situation, credit risk, activity, legal regime and legal nature of the obligations or of the group.

In particular, the Securities Agent shall be empowered to sign any document on behalf of the Lenders, provided that the Administrative Agent asks them to do so; and from SBP, in accordance with the instructions of the majority of the Lenders or the unanimity of the Lenders; and of the SBP, on the basis of application, and is not responsible or liable for the subscription.

None of the representatives or employees of the Securities Agent, irrespective of their category, condition or assignment, shall be liable to any kind of personal responsibility in front of the other Lenders as a result of their performance in relation to the financial documents.

The Securities Agent will be able to abstain from doing any act that may, in its reasoned opinion, constitute a violation of a law or regulation or which may give rise to legal actions of another person, and be able to do everything, in its reasonable opinion, necessary or desirable to comply with a law or regulation.

In the performance of their duties and functions, which are non-discretionary, the Securities Agent assumes no other liability other than those arising from gross negligence or wilful misconduct. Therefore, the Securities Agent is free of any liability for damages in respect to the Lenders and the Bound, as well as their representatives and/or third Parties, the assignees or successors for each one of them, as long as they comply with due diligence, as referred to in the present Framework Agreement and the written instructions that will be sent by the majority of the Lenders or the unanimity of the Lenders on the basis of application.

Regardless of the provisions, Lenders have an obligation of solidarity, expressly and unconditionally to indemnify the Securities Agent and each of their respective officers, directors, employees, agents and advisers, by each and every one of the direct damages that they may suffer as a direct result of the conclusion and implementation of the Framework Agreement, despite having performed in accordance with instructions and previsions, provided no fraud or gross fault of the Securities Agent, including but not limited to cases in which the Securities Agent, either during the term of the Framework Agreement or subsequent to the entry into force of the same, up to ten (10) years from the date of termination of the framework Agreement , be subject to lawsuits, claims, legal actions, precautionary measures, within or outside the process or claims, brought on by any cause not attributable to any jurisdiction and judicial, arbitration or administrative by third Parties, whomever they might be, the Lenders remaining in the same terms as required, in solidarity, to assume and pay all the costs and attorney fees that are reasonable and adequately supported, of the legal processes and/or arbitrations and/or administrative referred to before, as well as taking on and paying each and every one of the sums of money that the Securities Agent is obligated to pay to comply with resolutions, sentences or mandates issued in the legal proceedings and/or arbitrations and/or administrative referred to above, without reserve or any limitation, where the Bound remain in the same terms bound to pay the amounts that the Securities Agent requests in writing -attaching a copy of the orders, judgements, arbitration awards and payment vouchers to support their claim- within five (5) business days if required.

In relation to the expenditure on external legal counsel, the Parties agree that the Securities Agent will hire their own external legal advisers. In the event officials, officers, directors, employees, agents and advisers of the Securities Agent are involved in the same procedure or process either administrative, judicial or arbitration proceedings, all will be represented by a single law firm or external legal counsel, unless there is a conflict of interest between them; in which case, each of the Parties involved in the conflict will have a different external legal counsel.

13.3 Replacement and resignation of the Securities Agent

The Securities Agent may resign by written notification addressed to all Lenders and to all Bound, in which case Lenders shall have the right to appoint a new Securities Agent by agreement of the majority of the Lenders. Regardless of the foregoing, the Securities Agent will send to the Lenders a list of proposals to take into consideration for the election of the new Securities Agent.

In the case that, within fifteen (15) days following the notification, Lenders have not appointed, or have not accepted the appointment, the resignation of the Securities Agent shall take effect, regardless of the actions to be taken by the Lenders for the appointment of the new Securities Agent.

The new agent will be vested with the same rights, powers and duties of the outgoing Securities Agent, in accordance with the terms of this Clause. On the assumption that the Securities Agent merges or is absorbed by another entity, the resulting entity shall be subrogated with all the rights and obligations corresponding to the Securities Agent.

13.4 Revocation of Securities Agent

The possibility is expressly provided so that Lenders can revoke the appointment of the Securities Agent for breach of their duties or the existence of reiterated differences with the rest of Lenders, provided that, at the same time, another Securities Agent from among the Lenders is assigned to accept the charge.

The revocation of the previous Securities Agent and the appointment of the new one will be established in a public document and shall be notified to the Borrowers, going into effect from then on, both the revocation as well as the new appointment.

The new agent will be vested with the same rights, powers and duties of the outgoing Securities Agent, in accordance with the terms of this Clause.

The costs incurred as a result of the revocation of the Securities Agent shall be borne by the Bound.

The revocation of the Securities Agent and the appointment of the new Securities Agent shall be decided by a majority of the Lenders with the abstention of the Securities Agent.

14. System of Majorities

14.1 General Rule

In general, and except as otherwise specifically provided in any financial document, any decision, action or authorization that should be adopted, granted or executed by the Lenders by virtue of the financial documents must be agreed upon by the majority of the Lenders, except as provided in clause 14.2 below. The implementation of those majorities will be validated by the Administrative Agent, pursuant to the information submitted by Lenders to that effect, within the deadlines set out in this clause.

14.2 Unanimous Agreements

Unanimous agreement from all Lenders will be required, that is to say with the 100% of the participation of Lenders, as appropriate, in the financial documents, for the following modifications or decisions:

(A) Amendments or decisions that involve a breach of the proportionality of one or several Lenders with respect to one or more other Lenders, except with the consent of the affected Lender.

(B) Modifications or decisions whose effect is to impose additional obligations or to vary the form of payment of the rights to credit of a Lender, except with the consent of the affected Lender.

(C) Amendments or decisions affecting the initial maturity date or the expiration date of the end of any of the financial documents or the amortization schedule (including changes in dates of amortization and depreciation percentages) of the Syndicated Financing Contract (regardless of the right of the Bound to request the extension, until the final maturity date, if it complies with the requirements of the Syndicated Financing Contract.

(D) Amendments or decisions that affect the dates of payment of interest or commissions of any of the financial documents.

(E) Changes or decisions that affect the amount of funding granted under the financial documents (both the amount under the Syndicated Financing Contract, the maximum amount secured under the syndicated line of issuance of new bonds and commitment to maintenance of existing bonds), or of any of its sections or underpasses, or that alter the participation percentages that the Lenders have in the amount of funding, or in any of its stages or underpasses, granted under the financial documents.

(F) Changes or decisions that involve a reduction in the interest rate applicable to any of the financial documents, or a modification of the system for the calculation or liquidation of interests, a change in the method of calculation of the interest rate applicable (including the compensatory interest rate and the interest rate for non-compliance, or reductions in the amount of commissions or changes in your method of its calculation or collection.

(G) Changes or decisions that affect the currency or currency in which payment should be made under the financial documents.

(H) Changes or decisions involving a waiver to the fulfilment of the conditions precedent to closing or to the conditions prior to the Effective Date, disbursements and to the issuance of bonds.

(I) Modifications or decisions related to the assignment of the contractual position by Borrowers or Bound.

(J) Changes or decisions that affect or alter the rights or obligations of the Administrative Agent.

(K) Changes or decisions that affect the rules for the allocation and order of payment except in the cases expressly permitted by the financial documents.

(L) Changes or decisions that affect the terms of proportionality, cost increase and change of circumstances and compensation of the financial documents.

(M) Changes or decisions that affect the stated in the present clause or in the definitions of majorities provided for in the financial documents.

(N) Changes or decisions involving the cancellation, reduction or collective resignation of any guarantee, regardless of the rights of Scotiabank as a creditor in the first range of the Guarantees of Scotiabank.

(O) Decisions concerning the accession of a new Bank to one or all of the financial documents, as applicable.

(P) Amendments to the law and the jurisdiction applicable to the financial documents.

(Q) To declare the Event of Default specified in Clause 7.1 (J).

The foregoing is regardless of the majorities and the rules of decision-making, where appropriate, in the various financial documents. The provisions of this Framework Agreement shall prevail over the provisions of the remaining financial documents in case of discrepancy.

For the purposes of calculating the majority, the Lenders (in their capacity as surety entities) of the issuance of new bonds and the commitment to maintenance of existing bonds shall provide the Administrative Agent, as soon as possible, information on any modifications in their participation, either due to the implementation of a new or existing Bail Bond, at the maturity of a New or existing bail bond therefore annulling its renewal, or any other situation that alters the participation of Lenders. Lenders will provide the information to the Administrative Agent within three (3) business days following their request. For the purposes of calculating the majority the Administrative Agent will make such participation to Dollars by applying the exchange rate published in dollars on the day prior to the date on which the Administrative Agent should carry out the corresponding calculation in accordance with the provisions set out in Clause 21.7.

15. Expenses and Taxes

The Borrowers, according to the applicable to each one of them, undertake the commitment to pay any fees, tariffs, fees, expenses, taxes and other amounts that now or in the future are due or accrued as a result of the preparation, holding, compliance, modification, restructuring and, where appropriate, implementation of this Framework Agreement and the other financial documents. This obligation shall remain in force and shall be payable even if the conditions precedent to the Effective Date are not met, the disbursement and the issuance of bonds by the deadline set out in Clause 4.2.

All current and future taxes, applicable according to the applicable legislation, which could fall on the financing granted under the Syndicated Financing Contract and the issuance of new bonds and the commitment to maintenance of existing bonds, including their interests, fees and charges, shall be borne by the Borrowers.

Excluding the income tax which is levied on the operations of money lenders, and the structuring of the syndicated financing contract and any other tax that may be deductible from Income taxes that corresponds to the Lenders and the Structuring of the Syndicated Financing Contract, including any tax that encumbers the termination and/or transfer of rights, obligations and/or contractual position under the financial documents.

Also, in the event of a change of the law applicable, Borrowers are required to reintegrate the Lenders and/or the Administrative Agent any new tax that any of the Lenders and/or the Administrative Agent may be required to pay in relation to the financial documents, including their interest, surcharges, fines and penalties. The refund must be made within three (3) days following the date on which the Administrative Agent performs said request to the Borrowers.

Exclusively for the case of Citibank NA, Borrowers will assume the retention of the Peruvian Income Tax applicable to payments required as a result of the financing. In this regard, Citibank NA at every opportunity shall receive a payment equal to the payment that would have been received if no retention was applied.

16. Payments

All payments of principal, interest and other costs incurred by the Borrower to the Administrative Agent under the financial documents will be made without any deduction or retention of existing or future taxes or other taxes applicable in Perú or abroad, to be the case. If the Borrowers, the Administrative Agent or the Lenders should perform any withholding or deduction for taxes, the amounts to be paid by reason of the withholding or deduction will be assumed by the Borrowers (according to what corresponds to each one of them) or, when appropriate, will raise the amount necessary for each of the Lenders to receive the total amount that would have been in the absence of such taxes, withholdings or deductions. In addition, the borrowers -as the case may be, shall- deliver to the Administrative Agent the certificate of withholdings or deductions, within five (5) working days following the date on which Borrowers have such records available, to ensure that the Administrative Agent can deliver them to the Lenders, within three (3) business days of receipt. The provisions in this clause will not apply to the income tax in Perú and the taxes that are deductible for income tax excluded in accordance with this Clause and the Applicable Law.

17. Compensation

Borrowers jointly undertake in solidarity to indemnify and to keep the Administrative Agent, the Securities Agent, the Borrowers and their respective subsidiaries and affiliates and their respective officers free of all prejudice, claim and damage, (each, a “Recoverable Person”) against any damages, claims, losses, liabilities, debts, and expenses (including attorneys’ fees and costs) incurred by any of them as a result of, derived from, or related directly or indirectly to the individual performance of each borrower under the financial documents, except in the case of losses, claims, damages, liabilities and expenses that are resulting from wilful misconduct or gross negligence attributable to the recoverable person, where this is determined by a final and non-appealable decision of a court of competent jurisdiction.

In the event that any recoverable person is involved in any action, proceeding or judicial or administrative investigation as a result of the activities carried out under this Framework Agreement and the other financial documents, Borrowers will repay the legal expenses and/or other types of expenses that they may have reasonably incurred in for the defence of such people in connection with such actions, procedures or investigations, except that such action, proceeding or investigation is the result of guilt or gross negligence of the recoverable person, duly determined by a final and non-appealable decision of a court of competent jurisdiction.

18. Increased costs

(A) If, because of a change in the applicable law after the execution of the financial documents were produced for all or part of the Lenders, as a result of carrying out or maintaining the financing current, any of the following events (each, an “Event”, or jointly the “Events”): (a) any increase in the cost of monies that affect the Lenders, (b) any requirement of greater regulatory capital, and the amount of such capital increases in or on the basis of the existence of the financing outstanding balance, or (c) a reduction of the effective rate of return on capital of Lenders as a result of changes in tax legislation applicable to the Lenders; then Lenders may, in its sole discretion, alternatively change the amount of the amounts payable on each date of payment (which will be notified and accepted by Borrowers) or to request the reimbursement of the Borrowers higher cost generated every time that is the intention of the Parties to maintain the initial equivalence of benefits in the financial documents.

(B) Upon the occurrence of any event, and in the event a refund was requested, a written communication from the Administrative Agent -instruction of the majority of Lenders- to the trustee of the trust fund and Borrowers indicating:

(i) A description in reasonable detail of the event along with the approximate date of the effectiveness of the same;

(ii) The cost for Lenders affected by this event; and

(iii) The calculation of the amount that affected Lenders, in its sole and absolute discretion, determine that it is necessary that is offset by the cost of such an event.

(C) If the borrower does not comply with such a request within ten (10) business days after the receipt of the notification referred to in paragraph ii(B) above, the Lenders will be able to load the corresponding amounts of the account(s) that Borrowers maintain in each of the Lenders and/or in the accounts of the Trust fund, as has been provided for in the trust agreement, and in accordance with the applicable law. Each Lender shall deliver the payment thus obtained to the Administrative Agent to distribute in equal preference (pari passu) and proportionally between all Lenders, in proportion to their participation in respect of the relevant financial documents. In the face of these situations, and within the following three (3) business days of receipt of the communication referred to above, the Borrowers will have the right to prepay the total amount owed (including, but not limited to, the increased cost already generated as a result of the event) to that date, together with accrued interest.

19. Notices

19.1 Form

All communications between the Parties relating to this Agreement and the other financial documents, or anything arising from any of them must be forwarded to the attention of the persons referred to in this paragraph.

For this purpose, the contact details of the Parties are the following:

Lenders:

BCP:

Address:

Phone Number

E-mail:

Persons:

Calle Centenario N° 156, La Molina, Lima 511-311-9500

Amolinari@bcp.com.pe berthatorres@bcp.com.pe /

Authorized:

lnterbank:

Address: Phone Number E-mail: Authorized persons:

BBVA:

Address: Phone Number E-mail: Authorized persons:

Scotiabank:

Address: Phone Number E-mail:

Authorized persons:

Citibank:

Address:

Phone Number

E-mail:

Authorized persons:

Citibank, N.A.

Address:

Phone Number

E-mail:

Authorized persons: Bertha Torres Castle/ Alejandro Molinari Stream

Carlos Villarán 101, 511-219-2000 Victoria

Lucia Vittet Garcia Lvittet@intercorp.com.pe

Avenida República de Panama No. 3055, San Isidro, Lima.

511-209-1227 / 511-209-1243

Jcvelasquez@bbva.com Walter.angulo@bbva.com / Walter Angle Vasquez / José Carlos Velasquez Chonyen

Avenida Dionisio Derteano 102, San Isidro, Lima 511-211-6000

Dara.macdonald@scotiabank.com.pe Gonzalo.gil@scotiabank.com.pe

Miguel.madueno@scotiabank.com.pe /

/ Aleksa.delatorre@scotiabank.com.pe Gonzalo Gil/ Miguel Madueño

Avenida Canaval y Moreyra Nº 480, Piso 4, San Isidro, Lima 511-215-2200

Luis.bas@citi.com Luis Bas

Avenida Canaval y Moreyra Nº 480, Piso 4, San Isidro, Lima 511-215-2200

511-215-2200

Luis.bas@citi.com Luis Bas

Borrowers:

Graña:

Address:

Phone Number

E-mail:

Authorized persons:

Address:

Phone Number

E-mail:

Authorized persons:

CAM Perú:

Address:

Phone Number

E-mail:

Authorized persons:

Vla Expresa Sur:

Address:

Phone Number

Av. Paseo de la República 4675, distrito de Surquillo, Lima 511-213-6565

Dgray@gym.com.pe mmilostavich@gym.com.pe / Monica Miloslavich / Dennis Gray

Av. Paseo de la República 4675, distrito de Surquillo, Lima 511-213-6565

Sueri.isa@gym.com.pe amcastro@gym.com.pe Rrojas@gym.com.pe / /

/ Susy.cuevas@gym.com.pe

Renato Rojas/ Alvaro Castro/ Sueri Isa/ Susy Caves

Av. Paseo de la República 4675, distrito de Surquillo, Lima 511-213-6565

Sueri.isa@gym.com.pe amcastro@gym.com.pe Rrojas@gym.com.pe / / Renato Rojas/ Alvaro Castro/ Sueri lsa

Av. Paseo de la República 4675, distrito de Surquillo, Lima 511-213-6565

E-mail:

Persons:

Mm iloslavich@gym .com.pe Ebustamante@gym.com.pe Ay@gym.com.pe dgr

Authorized:

Vial y Vives:

Address:

Phone Number

E-mail:

Persons: Monica Miloslavich / Dennis Gray/ Elena Bustamante

Av. Paseo de la República 4675, distrito de Surquillo, Lima 511-213-6565

Sueri.isa@gym.com.pe amcastro@gym.com.pe Rrojas@gym.com.pe / /

Authorized: Renato Rojas/ Alvaro Castro/ Sueri Isa/ Susy Caves

Administrative Agent and Securities Agent:

Address: Santo Toribio 155 Piso 8 San Isidro. Fax: 222-4260

Phone Number 710-0660

E-mail:

Area of Operations: operations@lf. pe; pposti avelasquez@lf.pe Go@lf.pe;

All operational communications must be sent to Operaciones@lf.pe

Area of Accounting: smontes @lf.pe; Gmontenegro@lf.pe Legal Area:

Aalmendariz@lf.pe lpure@lf.pe; Other: Rparodi@lf.pe pcomitre@lf.pe:

Authorized persons:

Area of Operations:

Paola Postigo (Operations Manager); Ana Velásquez (Director of Operations)

Area of Accounting:

Susana Montes (Accounting Manager); Guadalupe Montenegro {Head of Accounting)

Legal Area: Lila (Senior Counsel); Alejandro Almendariz (Senior Counsel)

Others: Paulo Comitre (General Manager); Rafael Parodi (Business Manager)

The notifications shall be considered valid and binding provided they are submitted by a duly authorized representative of the notifying party, of any of those listed in this clause. If notifications are made by courier service they will be considered delivered from its receipt by the notified party per receipt and if carried out by email or other electronic means, from the date of the delivery confirmation.

Communications of a general nature relating to this Framework Agreement and the other financial documents that the Bound might issue will be addressed to the Administrative Agent, who shall circulate it to all other Lenders as set forth in this Agreement, within the following business day of being received, it being understood that once received by the Administrative Agent it has also been received by all Lenders.

In the same way, the communications of a general nature relating to this Framework Agreement and the other financial documents and those referring to the same as a whole that could be issued by the Lenders must necessarily be channelled through the Administrative Agent.

If any communication is forwarded by a means other than e-mail, the appropriate copy of the aforementioned notification must be sent by email.

Any modification of e-mails, phone numbers, fax numbers and/or persons authorized to carry out communications, as well as the addresses listed in the appearances of this Framework Agreement, shall be brought to the knowledge of the counterparts by means of written communication, being the new data applicable only to communications that are made after the date of receipt of the written communications.

19. Addresses

For the purposes of receipt of notifications, the Parties have designated addresses and data that are indicated in the appearances of this Framework Agreement.

19.3 Change of Addresses

Any change in the homes or data identified in the appearances of this Framework Agreement shall take effect for the Administrative Agent only once they have five (5) working days from the date of receipt of the notice of change of address or data, including full details of the new address for notification purposes. In case of assignment, the address of the transferee shall be communicated to the Administrative Agent in the relevant communication of assignment.

20. CONFIDENTIALITY

No Party may disclose any confidential information that had been provided exclusively for the celebration of the financial documents without the prior written consent of the other Party; except that (i) in the case of their directors, officers, employees, agents, external legal advisers or counsellors, other entities related to the Lenders, or others who are directly involved in the operation; (ii) in the case of potential participants or assignees of the transaction and, in such a case, informing advisers or potential participants of the confidentiality of such information; or (iii) was required to disclose such information by a Government entity within the framework of the applicable legislation.

Notwithstanding the above, the information received by the Lenders under the investigation of Graña shall be kept in reserve under any scenario, except: (a) when the mandate of any governmental authority within the framework of the applicable legislation and provided that they have been coordinated beforehand with Graña in the direction of the response to this requirement; and (b) in the case of external legal advisers and/or officials of other companies affiliated to the Lender that are directly involved in the operation, provided they previously sign a confidentiality agreement.

Notwithstanding the foregoing, Borrowers may disclose the Transaction Documents to the senior creditors and to any national or international financial institution. In addition, Borrowers may disclose general details of the transaction documents to their customers and the market in general by fact of importance.

21. Miscellaneous

21.1 Changes

Regardless of the provisions of Clause 13, this Agreement may be amended by agreement of the Parties. The amendment of the framework agreement will be formalized in a public document issued by the Administrative Agent and the Bound (regardless of the express and irrevocable commitment of all of the Lenders to appear in the event that the Administrative Agent so requests).

The Lenders agree to make any amendments which are necessary in any other financial documents (in what is of application to Lenders) to formalize any modification agreed between the Bound and most Lenders that corresponds or, as the case may be, all of the Lenders.

21.2 Waivers

The failure to exercise or delay in exercising a right or remedy provided in the financial documents shall not be construed as a waiver of the right or remedy in question, or as a waiver of any other rights or remedies, and the single or partial exercise of a right or remedy provided for in the financial documents shall not preclude further exercise of that right or remedy or any other right or remedy.

21.3 Partial Invalidity

The Parties expressly recognize that in the event that any of the clauses of any of the financial documents were voided such situation will not determine the nullity of the financial Document in question, but only of the clause that is deemed null, which is why the financial document shall retain its full validity and enforceability. Regardless of the foregoing, in the event that, within a clause of any document of any financing of the numerals of the clause which suffered the void, this situation will not determine the invalidity of the clause if it is that this paragraph can be deleted without affecting the validity of the corresponding clause.

21.4 Language

This Agreement and the other financial documents will be signed in Spanish. Any translation of the content into English will be purely informative and non-binding. Any document submitted by the Bound in Spanish related to this framework agreement and remaining financial documents will be translated into English if so expressly required by a Lender through the Administrative Agent within a reasonable period of time. Regardless of the foregoing, the Parties expressly place on record that, in the face of any doubt or contradiction, the Spanish version will prevail and this will be the version valid and enforceable between the Parties.

21.5 Previous Agreements

This Agreement and the other financial documents constitute the entire agreement of the Parties with respect to the subject matter and replace all previous agreements, written or oral, that may exist between them in this regard, unless expressly stated otherwise.

21.6 Prevalence of this Framework Agreement on the remaining Financial Documents

The Parties agree that in the event of a conflict between the provisions of this Framework Agreement and the contents of the remaining financial documents (only related to matters that are subject to regulation in this Framework Agreement and the relationships between the Lenders and the Bound) will prevail between them in this Framework Agreement.

2l.7 Exchange Rate

The amounts denominated in a currency other than the one used in the corresponding disbursement, will be converted to the corresponding currency, using the exchange rate published by the Superintendent of Banking, Insurance and Pension Funds, the day prior to the date on which the Administrative Agent may need to update the corresponding amount.

22. APPLICABLE LAW AND JURISDICTION

22.1 Applicable Law

In all matters not provided for in this document, the agreement shall be governed by the Laws of the Republic of Perú. Also, any reference to the legislation or specific rule referred to in this document should be understood as referring to the Legislation of the Republic of Perú.

22.2 Jurisdiction

Any controversy or dispute arising out of or in connection with this framework agreement, and many issues resulting there from that cannot be resolved by the Parties through direct or assisted negotiation will be resolved in a final and definitive way through arbitration of law, under the following rules: The arbitration shall be conducted by an arbitration tribunal composed of three members:

(A) In the case that the dispute arises in respect of two (2) Parties involved in a case, each of them shall appoint an arbitrator and these, in turn, shall designate by common agreement the third arbitrator, who shall be the president of the arbitration tribunal.

(B) In the case of a plurality of Parties or one of them is made up of more than one person, who acts as plaintiffs they will have to act jointly in the designation of its arbitrator and, in the same way, those who act as defendants will appoint someone. If there is no agreement on the joint nomination of the arbitrator, their appointment will be in charge of the American Chamber of Commerce of Perú. The two (2) arbitrators appointed shall appoint the third arbitrator, who shall be the president of the arbitration tribunal. The arbitrator to be appointed by the American Chamber of Commerce of Perú as referred to above, will have experience in commercial disputes of a similar nature and relevance as the dispute that cause the designation.

The arbitration shall be conducted in the English language. The arbitration shall be an arbitration, as provided for in the law. The seat of the arbitration shall be the city of Lima, and will be made by the American Chamber of Commerce of Perú, to whose rules the Parties will submit to in any matter not covered in the present and declare to accept them in their entirety.

The arbitration tribunal shall have the power to decide any matter relating to its own jurisdiction, including any objection related to the existence, effectiveness or validity of the arbitration clause.

The award of the arbitration tribunal shall be final, binding and binding on the Parties.

The costs of the proceedings, including the fees and expenses incurred by the party that is favoured by the arbitration award shall be borne by the Party which is not favoured by the decision of the arbitration tribunal. The foregoing shall be determined by the arbitration tribunal and expressly provided in its award.

In the event any judicial measure of collaboration with the arbitration is needed, either before or after this, the Parties may resort to the Judges and Civil Commercial sub-speciality of the Judicial District of Lima, Perú, renouncing the jurisdiction of the judges that may correspond to them by reason of their domicile. Similarly, in the event of an appeal for annulment of the award against the arbitration tribunal, The Civil Chamber of the Judicial District of Lima, Perú shall be competent through its commercial sub-speciality, along with a bank letter of guarantee and in solidarity, irrevocable and automatically, without the benefit of discussion, by the amount that the award was ordered to pay, in favour of the counter party.

Such letter shall be enforceable in the event that the appeal of annulment, in final judgement, may not be declared admissible. In case the award does not contain a condemnation of compensation, the arbitration tribunal shall decide the amount of the bond. The bond shall be in force for the duration of the process promoted and up to three months after the issue has been resolved in the action for annulment.

Signed on 31 July 2017

[Signature page to the Financial Stability Framework Agreement entered into on July 31, 2017]

By the Borrowers:

GRAÑA & MONTERO S.A.A.

/s/ Claudia Inés Drago Morante	/s/ Mónica María Miloslavich Hart
Claudia Inés Drago Morante	Mónica María Miloslavich Hart
DNI N° 09336254	DNI N° 10545024

GyM S.A.

/s/ Mónica María Miloslavich Hart	/s/ Renato Eduardo Rojas Balta
Mónica María Miloslavich Hart	Renato Eduardo Rojas Balta
DNI N° 10545024	DNI N° 07876979

CAM PERÚ S.A.

/s/ Mónica María Miloslavich Hart	/s/ Renato Eduardo Rojas Balta
Mónica María Miloslavich Hart	Renato Eduardo Rojas Balta
DNI N° 10545024	DNI N° 07876979

CONCESIONARIA VÍA EXPRESA SUR S.A.

/s/ Mónica María Miloslavich Hart	/s/ Elena Bustamante Laynes
Mónica María Miloslavich Hart	Elena Bustamante Laynes
DNI N° 10545024	DNI N° 10475431

VIAL Y VIVES – DSD S.A.

/s/ Mónica María Miloslavich Hart	/s/ Renato Eduardo Rojas Balta
Mónica María Miloslavich Hart	Renato Eduardo Rojas Balta
DNI N° 10545024	DNI N° 07876979

[Signature page to the Financial Stability Framework Agreement entered into on July 31, 2017]

By the Guarantors:

GRAÑA & MONTERO S.A.A.

/s/ Claudia Inés Drago Morante	/s/ Mónica María Miloslavich Hart
Claudia Inés Drago Morante	Mónica María Miloslavich Hart
DNI N° 09336254	DNI N° 10545024

GyM S.A.

/s/ Mónica María Miloslavich Hart	/s/ Renato Eduardo Rojas Balta
Mónica María Miloslavich Hart	Renato Eduardo Rojas Balta
DNI N° 10545024	DNI N° 07876979

[Signature page to the Financial Stability Framework Agreement entered into on July 31, 2017]

By the Lenders:

BBVA BANCO CONTINENTAL

/s/ Eduardo Enrique Torres Llosa Villacorta	/s/ Frank Erick Babarczy Rodríguez
Eduardo Enrique Torres Llosa Villacorta	Frank Erick Babarczy Rodríguez
DNI N° 09377923	DNI N° 09339170

BANCO DE CRÉDITO DEL PERÚ

/s/ Guillermo Wiesse León	/s/ Bertha Mariel Torres Castillo
Guillermo Wiesse León	Bertha Mariel Torres Castillo
DNI N° 02865741	DNI N° 40868707

BANCO INTERNACIONAL DEL PERÚ S.A.A.

/s/ José Antonio Gonzales Ramsey	/s/ Rodrigo Gonzalo Guzmán Valenzuela
José Antonio Gonzales Ramsey	Rodrigo Gonzalo Guzmán Valenzuela
DNI N° 08885472	DNI N° 10319175

SCOTIABANK PERÚ S.A.A.

/s/ Gonzalo Gil Plano	/s/ Pedro Ignacio Belaunde Zuzunaga
Gonzalo Gil Plano	Pedro Ignacio Belaunde Zuzunaga
DNI N° 09752555	DNI N° 42597480

[Signature page to the Financial Stability Framework Agreement entered into on July 31, 2017]

CITIBANK DEL PERÚ S.A.

/s/ José Luis Noriega León	/s/ Luis Alberto Bas Gil
José Luis Noriega León	Luis Alberto Bas Gil
DNI N° 09872315	DNI N° 000665528

CITIBANK, N.A.

/s/ José Luis Noriega León
José Luis Noriega León
DNI N° 09872315

[Signature page to the Financial Stability Framework Agreement entered into on July 31, 2017]

LA FIDUCIARIA S.A.

/s/ Lila Miluska Pure Vizcarra	/s/ Alejandro Almendariz Small
Lila Miluska Pure Vizcarra	Alejandro Almendariz Small
DNI N° 44197225	DNI N° 44657883

[Signature page to the Financial Stability Framework Agreement entered into on July 31, 2017]

SCOTIABANK PERÚ S.A.A.

/s/ Gonzalo Gil Plano	/s/ Pedro Ignacio Belaunde Zuzunaga
Gonzalo Gil Plano	Pedro Ignacio Belaunde Zuzunaga
DNI N° 09752555	DNI N° 42597480

ANNEXES

Annex I	Graña Economic Group
Annex II	Guarantees
Annex III	Senior Creditors Financing Contracts
Annex IV	Guarantees of Senior Creditors
Annex V	Affidavit model
Annex VI	Litigations
Annex VII	Auditors
Annex VIII	Form of assignment
Annex IX	Detail of current GyM debt—Subcontractors GSP
Annex X	Existing trusts with customers
Annex XI	Guidelines for the constitution of future trusts with customers

ANNEX I

GRAÑA ECONOMIC GROUP

[This exhibit, drafted in Spanish language, is a corporate structure chart of Graña y Montero S.A.A. and its subsidiaries, including the corporate name, tax ID, country of incorporation and percentage owned by Graña y Montero S.A.A. of each entity.]

ANNEX II

GUARANTEES

[This exhibit, drafted in Spanish language, is a list of guarantees granted by Graña y Montero S.A.A. and its subsidiaries.]

ANNEX III

SENIOR CREDITORS FINANCING CONTRACTS

[This exhibit, drafted in Spanish language, is a list of financing contracts executed by Graña y Montero S.A.A., as borrower, with senior creditors and which are backed by certain guarantees.]

ANNEX IV

GUARANTEES OF SENIOR CREDITORS

[This exhibit, drafted in Spanish language, is a list of guarantees in favour of senior creditors entered into by Graña y Montero S.A.A. and its subsidiaries.]

ANNEX V

AFFIDAVIT MODEL

[This exhibit, drafted in Spanish language, is a model affidavit to be signed by Graña y Montero S.A.A. and GyM S.A. stating that the conditions for disbursement referred to in Section 4 of the Credit Agreement have been fully complied with.]

ANNEX VI

LITIGATIONS

[This exhibit, drafted in Spanish language, is a chart of arbitrations, litigations and administrative procedures for amounts in excess of US$ 2,000,000 (two million and 00/00) in which Graña y Montero S.A.A., GyM S.A. and the consortiums in which they participate are involved as plaintiffs or defendants.]

ANNEX VII

AUDITORS

[This exhibit, drafted in Spanish language, is a list of external auditors (PwC, E&Y, Deloitte and KPMG).]

ANNEX VIII

FORM OF ASSIGNMENT

[This exhibit, drafted in Spanish language, is a form of assignment by which a lender may assign its rights under the financing documents.]

ANNEX IX

DETAIL OF CURRENT GyM DEBT – SUBCONTRACTORS GSP

[This exhibit, drafted in Spanish language, is a chart of the debt of Consorcio Ductos del Sur as of June 30, 2017, including information as to GyM S.A.’s proportional participation in such debt.]

ANNEX X

EXISTING TRUSTS WITH CUSTOMERS

[This exhibit, drafted in Spanish language, is a list of the trusts constituted by GyM S.A.]

ANNEX XI

GUIDELINES FOR THE CONSTITUTION OF FUTURE TRUSTS WITH CUSTOMERS

[This exhibit, drafted in Spanish language, is a list of guidelines to be taken into consideration by GyM S.A. in order for it to create new trusts, including conditions such as use of cash flows, establishing bank accounts for the cash flows under the trust, priority order of payments, limitations on clients’ rights to seize certain revenues of GyM S.A., and list of fiduciaries from which GyM S.A. may choose to create the trust.]